Exhibit 10.16

EXECUTION VERSION

U.S. SECURITY AGREEMENT

among

COOPER-STANDARD HOLDINGS INC.,

COOPER-STANDARD AUTOMOTIVE INC.,

CERTAIN SUBSIDIARIES OF COOPER-STANDARD HOLDINGS INC.

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as COLLATERAL AGENT

Dated as of December 30, 2009

TABLE OF CONTENTS

		Page

ARTICLE I SECURITY INTERESTS		2

1.1	Grant of Security Interests	2

1.2	Power of Attorney	5

ARTICLE II GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS		5

2.1	Necessary Filings	5

2.2	No Liens	5

2.3	Other Financing Statements	6

2.4	Chief Executive Office, Record Locations	6

2.5	Location of Inventory and Equipment	6

2.6	Legal Names; Type of Organization (and Whether a Registered Organization and/or a Transmitting Utility); Jurisdiction of Organization; Location; Organizational Identification Numbers; Changes Thereto; etc.	6

2.7	Trade Names; Etc.	7

2.8	Certain Significant Transactions	7

2.9	Non-UCC Property	7

2.10	As-Extracted Collateral; Timber-to-be-Cut	7

2.11	Collateral in the Possession of a Bailee	8

2.12	Recourse	8

ARTICLE III SPECIAL PROVISIONS CONCERNING ACCOUNTS; CONTRACT RIGHTS; INSTRUMENTS; CHATTEL PAPER AND CERTAIN OTHER COLLATERAL		8

3.1	Additional Representations and Warranties	8

3.2	Maintenance of Records	8

3.3	Direction to Account Debtors; Contracting Parties; etc.	9

3.4	Modification of Terms; etc.	9

3.5	Collection	10

3.6	Instruments	10

3.7	Assignors Remain Liable Under Accounts	10

i

3.8	Assignors Remain Liable Under Contracts	10

3.9	Deposit Accounts; Etc	11

3.10	Letter-of-Credit Rights	12

3.11	Commercial Tort Claims	12

3.12	Chattel Paper	12

3.13	Further Actions	12

ARTICLE IV SPECIAL PROVISIONS CONCERNING TRADEMARKS AND DOMAIN NAMES		13

4.1	Additional Representations and Warranties	13

4.2	Licenses and Assignments	13

4.3	Infringements	13

4.4	Preservation of Marks and Domain Names	13

4.5	Maintenance of Registration	14

4.6	Future Registered Marks and Domain Names	14

4.7	Remedies	14

ARTICLE V SPECIAL PROVISIONS CONCERNING PATENTS, COPYRIGHTS AND TRADE SECRETS		15

5.1	Additional Representations and Warranties	15

5.2	Licenses and Assignments	15

5.3	Infringements	15

5.4	Maintenance of Patents or Copyrights	15

5.5	Prosecution of Patent or Copyright Applications	15

5.6	Other Patents and Copyrights	16

5.7	Remedies	16

ARTICLE VI PROVISIONS CONCERNING ALL COLLATERAL		16

6.1	Protection of Collateral Agent’s Security	16

6.2	Warehouse Receipts Non-Negotiable	17

6.3	Additional Information	17

6.4	Further Actions	17

6.5	Financing Statements	17

ARTICLE VII REMEDIES UPON OCCURRENCE OF AN EVENT OF DEFAULT		18

7.1	Remedies; Obtaining the Collateral Upon Default	18

7.2	Remedies; Disposition of the Collateral	19

7.3	Waiver of Claims	20

7.4	Application of Proceeds	20

7.5	Remedies Cumulative	24

7.6	Discontinuance of Proceedings	24

ARTICLE VIII INDEMNITY		24

8.1	Indemnity	24

8.2	Indemnity Obligations Secured by Collateral; Survival	25

ARTICLE IX DEFINITIONS		26

ARTICLE X MISCELLANEOUS		34

10.1	Notices	34

10.2	Waiver; Amendment	35

10.3	Obligations Absolute	35

10.4	Successors and Assigns	36

10.5	Headings Descriptive	36

10.6	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	36

10.7	Assignor’s Duties	37

10.8	Termination; Release	37

10.9	Counterparts	38

10.10	Severability	38

10.11	The Collateral Agent and the other Secured Creditors	39

10.12	Additional Assignors	39

10.13	Release of Assignors	39

ANNEX A	Schedule of Chief Executive Offices Address(es) of Chief Executive Office

ANNEX B	Schedule of Inventory and Equipment Locations

ANNEX C	Schedule of Legal Names, Type of Organization (and Whether a Registered Organization and/or a Transmitting Utility), Jurisdiction of Organization, Location and Organizational Identification Numbers

ANNEX D	Schedule of Trade and Fictitious Names

ANNEX E	Description of Certain Significant Transactions Occurring Within One Year Prior to the Date of the U.S. Security Agreement

ANNEX F	Schedule of Deposit Accounts

ANNEX F-l	Schedule of Existing Control Agreements

ANNEX G	Form of Control Agreement Regarding Deposit Accounts

ANNEX H	Schedule of Commercial Tort Claims

ANNEX I	Schedule of Marks and Applications; Internet Domain Name Registrations

ANNEX J	Schedule of Patents

ANNEX K	Schedule of Copyrights

ANNEX L	Grant of Security Interest in United States Trademarks

ANNEX M	Grant of Security Interest in United States Patents

ANNEX N	Grant of Security Interest in United States Copyrights

U.S. SECURITY AGREEMENT

U.S. SECURITY AGREEMENT, dated as of December 30, 2009 made by each of the undersigned assignors (each, an “Assignor” and, together with any other entity that becomes an assignor hereunder pursuant to Section 10.12 hereof, the “Assignors”) in favor of Deutsche Bank Trust Company Americas, as Collateral Agent (together with any successor Collateral Agent, the “Collateral Agent”), for the benefit of the Secured Creditors (as defined below). Certain capitalized terms as used herein are defined in Article IX hereof. Except as otherwise defined herein, all capitalized terms used herein and defined in the DIP Credit Agreement (as defined below) shall be used herein as therein defined.

W I T N E S S E T H:

WHEREAS, the U.S. Debtors are debtors-in-possession under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”), in jointly administered cases (collectively, the “U.S. Cases”) pending in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) and the Canadian Borrower commenced proceedings (the “Canadian Case” and together with the U.S. Cases, the “Cases”) in the Ontario Superior Court of Justice (Commercial List) (the “Canadian Court”) pursuant to Canada’s Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36 (the “CCAA”);

WHEREAS, Holdings, the Borrowers, the Lenders from time to time party thereto, the Administrative Agent, and the other agents party thereto entered into a Debtor-In-Possession Credit Agreement, dated as of December 18, 2009 (as amended, modified, extended, renewed, replaced, restated, supplemented or refinanced from time to time, and including any agreement extending the maturity of, refinancing or restructuring (including, but not limited to, the inclusion of additional borrowers or guarantors thereunder or any increase in the amount borrowed) of all or any portion of, the indebtedness under such agreement or any successor agreements, whether or not with the same agent, trustee, representative lenders or holders, the “DIP Credit Agreement”) providing for the making of Loans to the Borrowers, all as contemplated therein (the Lenders, the Administrative Agent, and each other Agent are hereinafter collectively referred to as the “DIP Lender Creditors”);

WHEREAS, each Borrower and/or one or more of its Subsidiaries may at any time and from time to time enter into one or more Post Petition Cash Management Arrangements with one or more Lenders or any affiliate thereof (each such Lender or affiliate, even if the respective Lender subsequently ceases to be a Lender under the Post Petition Credit Agreement for any reason, together with such Lender’s or affiliate’s successors and assigns, if any, collectively, the “Post Petition Cash Management Creditors”, with each such Post Petition Cash Management Arrangement with a Post Petition Cash Management Creditor being herein called a “Secured Post Petition Cash Management Arrangement”);

WHEREAS, each Borrower and/or one or more of their respective Subsidiaries may at any time and from time to time following the commencement of the Cases enter into one or more Post Petition Swap Agreements with one or more Lenders or any affiliate thereof (each such Lender or affiliate, even if the respective Lender subsequently ceases to be a Lender under the DIP Credit Agreement for any reason, together with such Lender’s or affiliate’s successors and assigns, if any, the “Other DIP Creditors” and, together with the DIP Lender Creditors and the Post Petition Cash Management Creditors, the “Secured Creditors”, with each such Post Petition Swap Agreement entered into with an Other DIP Creditor following the commencement of the Cases being herein called a “Post Petition Secured Hedging Agreement”);

WHEREAS, pursuant to the U.S. Borrower’s Guaranty, the U.S. Borrower has guaranteed to the Secured Creditors the payment when due of all U.S. Borrower Guaranteed Obligations as described therein;

WHEREAS, pursuant to the Global Subsidiaries Guaranty, each Global Subsidiary Guarantor has jointly and severally guaranteed to the Secured Creditors the payment when due of all Guaranteed Obligations as described therein;

WHEREAS, it is a condition precedent to the making of Loans to the Borrowers under the DIP Credit Agreement, to the Post Petition Cash Management Creditors entering into and maintaining Secured Post Petition Cash Management Arrangements and to the Other DIP Creditors entering into and/or maintaining Post Petition Secured Hedging Agreements that each Assignor shall have executed and delivered to the Collateral Agent this Agreement; and

WHEREAS, each Assignor will obtain benefits from the incurrence of Loans by the Borrowers under the DIP Credit Agreement, the entering into and maintaining by the Borrowers and/or one or more of their respective Subsidiaries of Secured Post Petition Cash Management Arrangements and the entering into and/or maintaining by the Borrowers and/or one or more of their respective Subsidiaries of Post Petition Secured Hedging Agreements and, accordingly, desires to execute this Agreement in order to satisfy the conditions described in the preceding paragraph and to induce the Lenders to make Loans to the Borrowers, the Post Petition Cash Management Creditors to enter into and maintain Secured Post Petition Cash Management Arrangements with the Borrowers and/or one or more of their respective Subsidiaries and the Other DIP Creditors to enter into and maintain Post Petition Secured Hedging Agreements with the Borrowers and/or one or more of their respective Subsidiaries;

NOW, THEREFORE, in consideration of the benefits accruing to each Assignor, the receipt and sufficiency of which are hereby acknowledged, each Assignor hereby makes the following representations and warranties to the Collateral Agent for the benefit of the Secured Creditors and hereby covenants and agrees with the Collateral Agent for the benefit of the Secured Creditors as follows:

ARTICLE I

SECURITY INTERESTS

1.1 Grant of Security Interests. (a) As security for the prompt and complete payment and performance when due of all of its Obligations, each Assignor does hereby assign and transfer unto the Collateral Agent, and does hereby pledge and grant to the Collateral Agent, for the benefit of the Secured Creditors, a continuing security interest in all of the right, title and interest of such Assignor in, to and under all of the following personal property and fixtures (and all rights therein) of such Assignor, or in which or to which such Assignor has any rights, in each case whether now existing or hereafter from time to time acquired:

(i)	each and every Account;

(ii)	all cash;

(iii)	the Cash Collateral Account and all monies, securities, Instruments and other investments deposited or required to be deposited in the Cash Collateral Account;

(iv)	all Chattel Paper (including, without limitation, all Tangible Chattel Paper and all Electronic Chattel Paper);

(v)	all Commercial Tort Claims;

(vi)	all computer programs of such Assignor and all intellectual property rights therein and all other proprietary information of such Assignor, including but not limited to Domain Names and Trade Secret Rights;

(vii)	all Contracts, together with all Contract Rights arising thereunder; (viii) all Copyrights; (ix) all Equipment;

(viii)	all Deposit Accounts and all other demand, deposit, time, savings, cash management, passbook and similar accounts maintained by such Assignor with any Person and all monies, securities, Instruments and other investments deposited or required to be deposited in any of the foregoing;

(ix)	all Documents;

(x)	all General Intangibles;

(xi)	all Goods;

(xii)	all Instruments;

(xiii)	all Inventory;

(xiv)	all Investment Property;

(xv)	all Letter-of-Credit Rights (whether or not the respective letter of credit is evidenced by a writing);

(xvi)	all Marks, together with the registrations and right to all renewals thereof, the goodwill of the business of such Assignor symbolized by the Marks and all causes of action arising prior to or after the Agreement Execution Date for infringement of any Marks or unfair competition regarding the same;

(xvii)	all Patents and all causes of action arising prior to or after the Agreement Execution Date for infringement of any Patents or unfair competition regarding the same;

(xviii)	all Permits;

(xix)	all Software and all Software licensing rights, all writings, plans, specifications and schematics, all engineering drawings, customer lists, goodwill and licenses, and all recorded data of any kind or nature, regardless of the medium of recording;

(xx)	all Supporting Obligations; and

(xxi)	all Proceeds and products of any and all of the foregoing (all of the above, the “Collateral”).

(b) The security interest of the Collateral Agent under this Agreement extends to all Collateral which any Assignor may acquire, or with respect to which any Assignor may obtain rights, at any time during the term of this Agreement.

(c) Notwithstanding clauses (a) and (b) of this Section 1.1, the payment and performance of the Obligations shall not be secured by:

(i) any vehicle covered by a certificate of title or ownership;

(ii) any contract, license, permit or franchise owned or held by an Assignor on the Effective Date that validly prohibits, restricts or requires the consent of a third party for the creation by such Assignor of a security interest in such contract, license, permit or franchise (or in any rights or property obtained by such Assignor under such contract, license, permit or franchise), except to the extent provided by Sections 9-406, 9-407, 9- 408 and 9-409 of the UCC; or

(iii) any rights or property owned or held by an Assignor on the Effective Date to the extent that any valid and enforceable law, statute or regulation applicable to such rights or property or any contracted obligation binding on such rights or property prohibits, restricts or requires the consent of a third party for the creation of a security interest therein on the Effective Date, except to the extent provided by Sections 9-406, 9-407, 9-408 and 9-409 of the UCC;

provided, that, notwithstanding the foregoing in this subsection 1.1(c), any such contract, license, permit, franchise, rights and property described above shall be excluded from the Collateral only to the extent and for so long as such prohibition, restriction or third party consent requirement continues validly to prohibit, restrict or require the consent of a third party for the creation of such security interest, and upon the expiration, termination or other lifting of such prohibition, restriction or third party consent requirement, the contracts, licenses, permits, franchises, rights and properties and the rights therein shall automatically be included in the Collateral, without further action on the part of any Assignor, the Collateral Agent or any other Secured Creditor.

1.2 Power of Attorney. Each Assignor hereby constitutes and appoints the Collateral Agent its true and lawful attorney, irrevocably, with full power after the occurrence of and during the continuance of an Event of Default (in the name of such Assignor or otherwise) to act, require, demand, receive, compound and give acquittance for any and all moneys and claims for moneys due or to become due to such Assignor under or arising out of the Collateral, to endorse any checks or other instruments or orders in connection therewith and to file any claims or take any action or institute any proceedings which the Collateral Agent may deem to be reasonably necessary or advisable in the reasonable opinion of the Collateral Agent to protect the interests of the Secured Creditors, which appointment as attorney is coupled with an interest; provided that the Collateral Agent shall provide notice to the applicable Assignor promptly after the exercise any of the aforementioned authority (provided, that any failure to provide such notice shall not effect, void or otherwise invalidate any authority exercised or actions taken by the Collateral Agent pursuant to this Section 1.2).

ARTICLE II

GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS

Each Assignor represents, warrants and covenants, which representations, warranties and covenants shall survive execution and delivery of this Agreement, as follows:

2.1 Necessary Filings. Except as otherwise specified herein, in the DIP Credit Agreement, in the Final Order or in any other order made by the Bankruptcy Court in the U.S. Cases, all filings, registrations, recordings and other actions necessary or appropriate to create, preserve and perfect the security interest granted by such Assignor to the Collateral Agent hereby in respect of the Collateral have been accomplished and the security interest granted to the Collateral Agent pursuant to this Agreement in and to the Collateral creates a valid and, together with all such filings, registrations, recordings and other actions, a perfected security interest therein prior to the rights of all other Persons therein and subject to no other Liens (other than Permitted Liens) and is entitled to all the rights, priorities and benefits afforded by the Uniform Commercial Code or other relevant law as enacted in any relevant jurisdiction to perfected security interests, in each case to the extent that the Collateral consists of the type of property in which a security interest may be perfected by possession or control (within the meaning of the UCC as in effect on the Agreement Execution Date in the State of New York), by filing a financing statement under the Uniform Commercial Code as enacted in any relevant jurisdiction or by a filing of a Grant of Security Interest in the respective form attached hereto in the United States Patent and Trademark Office or in the United States Copyright Office.

2.2 No Liens. Such Assignor is, and as to all Collateral acquired by it from time to time after the Effective Date such Assignor will be, the owner of all Collateral free from any Lien, security interest, encumbrance or other right, title or interest of any Person (other than Permitted Liens), and such Assignor shall defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to the Collateral Agent.

2.3 Other Financing Statements. As of the Effective Date, there is no financing statement (or similar statement or instrument of registration under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Collateral (other than financing statements filed in respect of Permitted Liens), and so long as the Termination Date has not occurred, no Assignor will execute or authorize to be filed in any public office any financing statement (or similar statement or instrument of registration under the law of any jurisdiction) or statements relating to the Collateral, except financing statements filed or to be filed in respect of and covering the security interests granted hereby by such Assignor or in connection with Permitted Liens.

2.4 Chief Executive Office, Record Locations. The chief executive office of such Assignor is, on the Agreement Execution Date, located at the address indicated on Annex A hereto for such Assignor. During the period of the four calendar months preceding the Agreement Execution Date, the chief executive office of such Assignor has not been located at any address other than that indicated on Annex A in accordance with the immediately preceding sentence, in each case unless each such other address is also indicated on Annex A hereto for such Assignor.

2.5 Location of Inventory and Equipment. All Inventory and Equipment held on the Agreement Execution Date, or held at any time during the four calendar months prior to the Agreement Execution Date, by each Assignor is located at one of the locations shown on Annex B hereto for such Assignor.

2.6 Legal Names; Type of Organization (and Whether a Registered Organization and/or a Transmitting Utility); Jurisdiction of Organization; Location; Organizational Identification Numbers; Changes Thereto; etc. The exact legal name of each Assignor, the type of organization of such Assignor, whether or not such Assignor is a Registered Organization, the jurisdiction of organization of such Assignor, such Assignor’s Location, the organizational identification number (if any) of such Assignor, and whether or not such Assignor is a Transmitting Utility, is listed on Annex C hereto for such Assignor. Such Assignor shall not change its legal name, its type of organization, its status as a Registered Organization (in the case of a Registered Organization), its status as a Transmitting Utility or as a Person which is not a Transmitting Utility, as the case may be, its jurisdiction of organization, its Location, or its organizational identification number (if any) from that used on Annex C hereto, except that any such changes shall be permitted (so long as not in violation of the applicable requirements of the Secured Debt Agreements and so long as same do not involve (x) a Registered Organization ceasing to constitute same or (y) such Assignor changing its jurisdiction of organization or Location from the United States or a State thereof to a jurisdiction of organization or Location, as the case may be, outside the United States or a State thereof) if (i) it shall have given to the Collateral Agent not less than 15 days’ prior written notice of each change to the information listed on Annex C (as adjusted for any subsequent changes thereto previously made in accordance with this sentence), together with a supplement to Annex C which shall correct all information contained therein for such Assignor, and (ii) in connection with the respective such change or changes, it shall have taken all action reasonably requested by the Collateral Agent to maintain the security interests of the Collateral Agent in the Collateral intended to be granted hereby at all times fully perfected and in full force and effect. In addition, to the extent that such Assignor does not have an organizational identification number on Agreement Execution Date and later obtains one, such Assignor shall promptly thereafter notify the Collateral Agent of such organizational identification number and shall take all actions reasonably satisfactory to the Collateral Agent to the extent necessary to maintain the security interest of the Collateral Agent in the Collateral intended to be granted hereby fully perfected and in full force and effect.

2.7 Trade Names; Etc. Such Assignor has or operates in any jurisdiction under, or in the preceding five years has had or has operated in any jurisdiction under, no trade names, fictitious names or other names except its legal name as specified in Annex C and such other trade or fictitious names as are listed on Annex D hereto for such Assignor. Such Assignor shall not assume or operate in any jurisdiction under any new trade, fictitious or other name until (i) it shall have given to the Collateral Agent not less than 15 days’ written notice of its intention so to do, clearly describing such new name and the jurisdictions in which such new name will be used and providing such other information in connection therewith as the Collateral Agent may reasonably request and (ii) with respect to such new name, it shall have taken all action reasonably requested by the Collateral Agent to maintain the security interest of the Collateral Agent in the Collateral intended to be granted hereby at all times fully perfected and in full force and effect.

2.8 Certain Significant Transactions. During the one year period preceding the Effective Date, no Person shall have merged or consolidated with or into any Assignor, and no Person shall have liquidated into, or transferred all or substantially all of its assets to, any Assignor, in each case except as described in Annex E hereto. With respect to any transactions so described in Annex E hereto, the respective Assignor shall have furnished such information with respect to the Person (and the assets of the Person and locations thereof) which merged with or into or consolidated with such Assignor, or was liquidated into or transferred all or substantially all of its assets to such Assignor, and shall have furnished to the Collateral Agent such UCC lien searches as may have been reasonably requested with respect to such Person and its assets, to establish that no security interest (excluding Permitted Liens) continues perfected on the Effective Date with respect to any Person described above (or the assets transferred to the respective Assignor by such Person), including without limitation pursuant to Section 9-316(a)(3) of the UCC.

2.9 Non-UCC Property. The aggregate fair market value (as determined by the Assignors in good faith) of all property of the Assignors of the types described in clauses (1), (2) and (3) of Section 9-311(a) of the UCC does not exceed $2,500,000. If the aggregate value of all such property at any time owned by all Assignors exceeds $2,500,000, the Assignors shall provide prompt written notice thereof to the Collateral Agent and, upon the request of the Collateral Agent, the Assignors shall promptly (and in any event within 30 days) take such actions (at their own cost and expense) as may be required under the respective United States, State or other laws referenced in Section 9-311(a) of the UCC to perfect the security interests granted herein in any Collateral where the filing of a financing statement does not perfect the security interest in such property in accordance with the provisions of Section 9-311(a) of the UCC.

2.10 As-Extracted Collateral; Timber-to-be-Cut. On the Agreement Execution Date, such Assignor does not own, or expect to acquire, any property which constitutes, or would constitute, As-Extracted Collateral or Timber-to-be-Cut.

2.11 Collateral in the Possession of a Bailee. If any Inventory or other Goods with an aggregate fair market value in excess of $1,000,000 are at any time in the possession of a bailee, such Assignor shall promptly notify the Collateral Agent thereof and, if requested by the Collateral Agent, shall use its reasonable best efforts to promptly obtain an acknowledgment from such bailee, in form and substance reasonably satisfactory to the Collateral Agent, that the bailee holds such Collateral for the benefit of the Collateral Agent and shall act upon the instructions of the Collateral Agent, without the further consent of such Assignor. The Collateral Agent agrees with such Assignor that the Collateral Agent shall not give any such instructions unless an Event of Default has occurred and is continuing or would occur after taking into account any action by the respective Assignor with respect to any such bailee.

2.12 Recourse. This Agreement is made with full recourse to each Assignor and pursuant to and upon all the warranties, representations, covenants and agreements on the part of such Assignor contained herein, in the Secured Debt Agreements and otherwise in writing in connection herewith or therewith.

ARTICLE III

SPECIAL PROVISIONS CONCERNING ACCOUNTS; CONTRACT RIGHTS;

INSTRUMENTS; CHATTEL PAPER AND CERTAIN OTHER COLLATERAL

3.1 Additional Representations and Warranties. As of the time when each of its Accounts is established, each Assignor shall be deemed to have represented and warranted that each such Account, and all records, papers and documents relating thereto (if any) are genuine and what they purport to be, and that all papers and documents (if any) relating thereto (i) will, to the knowledge of such Assignor, represent the genuine, legal, valid and binding obligation of the account debtor evidencing indebtedness unpaid and owed by the respective account debtor arising out of the performance of labor or services or the sale or lease and delivery of the merchandise listed therein, or both, (ii) will be the only original writings evidencing and embodying such obligation of the account debtor named therein (other than copies created for general accounting purposes), (iii) will, to the knowledge of such Assignor, evidence true and valid obligations, enforceable in accordance with their respective terms, and (iv) will be in compliance and will conform in all material respects with all applicable federal, state and local laws and applicable laws of any relevant foreign jurisdiction.

3.2 Maintenance of Records. Each Assignor will keep and maintain at its own cost and expense proper records of its Accounts and Contracts in accordance with U.S. GAAP, consistently applied, and in accordance with the internal controls of each Assignor, and such Assignor will make the same available on such Assignor’s premises to the Collateral Agent for inspection, at such Assignor’s own cost and expense, at any and all reasonable times upon reasonable prior notice to such Assignor and in accordance with the DIP Credit Agreement. Upon the occurrence and during the continuance of an Event of Default and at the request of the Collateral Agent, such Assignor shall, at its own cost and expense, deliver all tangible evidence of its Accounts and Contract Rights (including, without limitation, all documents evidencing the Accounts and all Contracts) and such books and records to the Collateral Agent or to its representatives (copies of which evidence and books and records may be retained by such Assignor). Upon the occurrence and during the continuance of an Event of Default and if the Collateral Agent so directs, such Assignor shall legend, in form and manner satisfactory to the Collateral Agent, the Accounts and the Contracts, as well as books, records and documents (if any) of such Assignor evidencing or pertaining to such Accounts and Contracts with an appropriate reference to the fact that such Accounts and Contracts have been assigned to the Collateral Agent and that the Collateral Agent has a security interest therein.

3.3 Direction to Account Debtors; Contracting Parties; etc. Upon the occurrence and during the continuance of an Event of Default, subject to the terms of the Final Order and any other order of the Bankruptcy Court made in the U.S. Cases, if the Collateral Agent so directs any Assignor, such Assignor agrees (x) to cause all payments on account of the Accounts and Contracts to be made directly to the Cash Collateral Account, (y) that the Collateral Agent may, at its option, directly notify the obligors with respect to any Accounts and/or under any Contracts to make payments with respect thereto as provided in the preceding clause (x), and (z) that the Collateral Agent may enforce collection of any such Accounts and Contracts and may adjust, settle or compromise the amount of payment thereof, in the same manner and to the same extent as such Assignor. Without prior notice to or assent by any Assignor, the Collateral Agent may, upon the occurrence and during the continuance of an Event of Default, apply any or all amounts then in, or thereafter deposited in, the Cash Collateral Account toward the payment of the Obligations then due in the manner provided in Section 7.4 of this Agreement; provided that the Collateral Agent shall provide notice to the applicable Assignor promptly after the exercise any of the aforementioned authority (provided, that any failure to provide such notice shall not effect, void or otherwise invalidate any authority exercised or actions taken by the Collateral Agent pursuant to this Section 3.3). The reasonable costs and expenses of collection (including, without limitation, reasonable attorneys’ fees and disbursements), whether incurred by an Assignor or the Collateral Agent, shall be borne by the relevant Assignor. The Collateral Agent shall deliver a copy of each notice referred to in the preceding clause (y) to the relevant Assignor, provided that (x) the failure by the Collateral Agent to so notify such Assignor shall not affect the effectiveness of such notice or the other rights of the Collateral Agent created by this Section 3.3 and (y) no such notice shall be required if an Event of Default of the type described in clauses (h), (i) or (j) of Section 11 of the DIP Credit Agreement has occurred and is continuing.

3.4 Modification of Terms; etc. Except in accordance with such Assignor’s ordinary course of business and consistent with reasonable business judgment or as permitted by Section 3.5, no Assignor shall rescind or cancel any indebtedness evidenced by any Account or under any Contract, or modify any material term thereof or make any material adjustment with respect thereto, or extend or renew the same, or compromise or settle any material dispute, claim, suit or legal proceeding relating thereto, or sell any Account or Contract, or interest therein, without the prior written consent of the Collateral Agent. No Assignor will do anything to impair the rights of the Collateral Agent in the Accounts or Contracts in any material respect.

3.5 Collection. Each Assignor shall endeavor in accordance with reasonable business practices to cause to be collected from the account debtor named in each of its Accounts or obligor under any Contract, as and when due (including, without limitation, amounts which are delinquent, such amounts to be collected in accordance with generally accepted lawful collection procedures) any and all amounts owing under or on account of such Account or Contract, and apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balance of such Account or under such Contract. Except as otherwise directed by the Collateral Agent after the occurrence and during the continuation of an Event of Default, any Assignor may allow in the ordinary course of business as adjustments to amounts owing under its Accounts and Contracts (i) an extension or renewal of the time or times of payment, or settlement for less than the total unpaid balance, which such Assignor finds appropriate in accordance with reasonable business judgment and (ii) a refund or credit due as a result of returned or damaged merchandise or improperly performed services or for other reasons which such Assignor finds appropriate in accordance with reasonable business judgment. The reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees) of collection, whether incurred by an Assignor or the Collateral Agent, shall be borne by the relevant Assignor.

3.6 Instruments. If any Assignor owns or acquires any Instrument constituting Collateral evidencing an individual amount in excess of $1,000,000 (other than (x) checks and other payment instruments received and collected in the ordinary course of business and (y) any Instrument subject to pledge pursuant to the U.S. Pledge Agreement), such Assignor will within 10 Business Days notify the Collateral Agent thereof, and upon request by the Collateral Agent will promptly deliver such Instrument(s) to the Collateral Agent appropriately endorsed to the order of the Collateral Agent.

3.7 Assignors Remain Liable Under Accounts. Anything herein to the contrary notwithstanding, the Assignors shall remain liable under each of the Accounts to observe and perform all of the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise to such Accounts. Neither the Collateral Agent nor any other Secured Creditor shall have any obligation or liability under any Account (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any other Secured Creditor of any payment relating to such Account pursuant hereto, nor shall the Collateral Agent or any other Secured Creditor be obligated in any manner to perform any of the obligations of any Assignor under or pursuant to any Account (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by them or as to the sufficiency of any performance by any party under any Account (or any agreement giving rise thereto), to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to them or to which they may be entitled at any time or times.

3.8 Assignors Remain Liable Under Contracts. Anything herein to the contrary notwithstanding, the Assignors shall remain liable under each of the Contracts to observe and perform all of the conditions and obligations to be observed and performed by them thereunder, all in accordance with and pursuant to the terms and provisions of each Contract. Neither the Collateral Agent nor any other Secured Creditor shall have any obligation or liability under any Contract by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any other Secured Creditor of any payment relating to such Contract pursuant hereto, nor shall the Collateral Agent or any other Secured Creditor be obligated in any manner to perform any of the obligations of any Assignor under or pursuant to any Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any performance by any party under any Contract, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to them or to which they may be entitled at any time or times.

3.9 Deposit Accounts; Etc. (a) Except as disclosed on Annex F, no Assignor maintains, or at any time after the Effective Date shall establish or maintain, any demand, time, savings, passbook or similar account, except for such accounts maintained with a bank (as defined in Section 9-102 of the UCC) whose jurisdiction (determined in accordance with Section 9-304 of the UCC) is within a State of the United States. Annex F hereto accurately sets forth, as of the Agreement Execution Date, for each Assignor, each Deposit Account maintained by such Assignor (including a description thereof and the respective account number), the name of the respective bank with which such Deposit Account is maintained, and the jurisdiction of the respective bank with respect to such Deposit Account. For each Deposit Account (other than the Cash Collateral Account, any other Deposit Account maintained with the Collateral Agent or any Exempted Deposit Account), the respective Assignor shall cause the bank with which the Deposit Account is maintained to execute and deliver to the Collateral Agent, on the Agreement Execution Date (or such later date as the Collateral Agent may agree to in its sole discretion) or, if later, within 60 days (or such later date as the Collateral Agent may agree to in its sole discretion) after the time of the establishment of the respective Deposit Account, a “control agreement” in the form of Annex G hereto (or in such other form as may be reasonably satisfactory to the Collateral Agent) (appropriately completed), with such changes thereto as may be acceptable to the Collateral Agent (it being understood that the control agreements listed on Annex F-l and executed prior to the Agreement Execution Date satisfy the obligations set forth herein with respect to the Deposit Accounts covered thereby). If any bank with which a Deposit Account (other than any Exempted Deposit Account) is maintained refuses to, or does not, enter into such a “control agreement”, then the respective Assignor shall promptly (and in any event on the Agreement Execution Date (or such later date as the Collateral Agent may agree to in its sole discretion) or, if later, 60 days (or such later date as the Collateral Agent may agree to in its sole discretion) after the establishment of such account) close the respective Deposit Account and transfer all balances therein to the Cash Collateral Account or another Deposit Account meeting the requirements of this Section 3.9. If any bank with which a Deposit Account (other than any Exempted Deposit Account) is maintained refuses to subordinate all of its claims with respect to such Deposit Account to the Collateral Agent’s security interest therein on terms satisfactory to the Collateral Agent, then the Collateral Agent, at its option, may (x) require that such Deposit Account be terminated in accordance with the immediately preceding sentence or (y) agree to a “control agreement” without such subordination, provided that in such event the Collateral Agent may at any time, at its option, subsequently require that such Deposit Account be terminated (within 60 days after written notice from the Collateral Agent) in accordance with the requirements of the immediately preceding sentence. Each Assignor represents and warrants that they have entered into the control agreements listed on Annex F-l and that such agreements are in full force and effect as of the Agreement Execution Date.

(b) After the Effective Date, no Assignor shall establish any new demand, time, savings, passbook or similar account, except for Deposit Accounts established and maintained with banks and meeting the requirements of preceding clause (a). At the time any such Deposit Account (other than any Exempted Deposit Account) is established, the appropriate “control agreement” shall be entered into in accordance with the requirements of preceding clause (a) and the respective Assignor shall furnish to the Collateral Agent a supplement to Annex F hereto containing the relevant information with respect to the respective Deposit Account and the bank with which same is established.

3.10 Letter-of-Credit Rights. If any Assignor is at any time a beneficiary under a letter of credit with a stated amount of $2,000,000 or more, such Assignor shall promptly notify the Collateral Agent thereof and, at the request of the Collateral Agent, such Assignor shall, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, use its reasonable best efforts to (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Collateral Agent of the proceeds of any drawing under such letter of credit or (ii) arrange for the Collateral Agent to become the transferee beneficiary of such letter of credit, with the Collateral Agent agreeing, in each case, that the proceeds of any drawing under the letter of credit are to be applied as provided in this Agreement after the occurrence and during the continuance of an Event of Default.

3.11 Commercial Tort Claims. All Commercial Tort Claims of each Assignor in existence on the Agreement Execution Date are described in Annex H hereto. If any Assignor shall at any time after the Agreement Execution Date acquire a Commercial Tort Claim in an amount (taking the greater of the aggregate claimed damages thereunder or the reasonably estimated value thereof) of $500,000 or more, such Assignor shall promptly notify the Collateral Agent thereof in a writing signed by such Assignor and describing the details thereof and shall grant to the Collateral Agent in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Collateral Agent.

3.12 Chattel Paper. Upon the request of the Collateral Agent made at any time or from time to time, each Assignor shall promptly furnish to the Collateral Agent a list of all Electronic Chattel Paper held or owned by such Assignor. Furthermore, if requested by the Collateral Agent, each Assignor shall promptly take all actions which are reasonably practicable so that the Collateral Agent has “control” of all Electronic Chattel Paper in accordance with the requirements of Section 9-105 of the UCC. Each Assignor will promptly (and in any event within 10 days) following any request by the Collateral Agent, deliver all of its Tangible Chattel Paper to the Collateral Agent.

3.13 Further Actions. Each Assignor will, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, certificates, reports and other assurances or instruments and take such further steps, including any and all actions as may be necessary or required under the Federal Assignment of Claims Act, relating to its Accounts, Contracts, Instruments and other property or rights covered by the security interest hereby granted, as the Collateral Agent may reasonably require.

ARTICLE IV

SPECIAL PROVISIONS CONCERNING TRADEMARKS AND DOMAIN NAMES

4.1 Additional Representations and Warranties. Annex I hereto lists all U.S. and Canadian Marks and Domain Names and all material foreign (other than Canadian) Marks and Domain Names that each Assignor owns as of the Agreement Execution Date. Each Assignor represents and warrants that it owns, or has the right to use, all material Marks and Domain Names that it uses in its business as of the Agreement Execution Date. Each Assignor further warrants that, as of the Agreement Execution Date, it has no knowledge of any third party claim received by it that any aspect of such Assignor’s present or contemplated business operations infringes or will infringe any trademark, service mark or trade name of any other Person other than as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Assignor represents and warrants that all U.S. trademark registrations and applications and Domain Name registrations listed in Annex I hereto are subsisting, have not been canceled and to the knowledge of such Assignor are valid. Each Assignor further represents and warrants that to the knowledge of such Assignor, on the Agreement Execution Date, there are no actual third-party claims that any of said registrations are invalid or unenforceable. Each Assignor hereby grants to the Collateral Agent an absolute power of attorney to sign, upon the occurrence and during the continuance of an Event of Default which has been notified in writing to such Assignor, any document which may be required by the United States Patent and Trademark Office or similar registrar in order to effect an absolute assignment of all right, title and interest in each Mark and/or Domain Name, and record the same.

4.2 Licenses and Assignments. Except as otherwise permitted by the Secured Debt Agreements, each Assignor hereby agrees not to divest itself of any right under any Mark or Domain Name absent prior written approval of the Collateral Agent.

4.3 Infringements. Each Assignor agrees, promptly upon learning thereof, to notify the Collateral Agent in writing of the name and address of, and to furnish such pertinent information that may reasonably be available to such Assignor with respect to, (i) any party who such Assignor believes is, or may be, infringing or diluting or otherwise violating any of such Assignor’s rights in and to any Mark or Domain Name in any manner that could reasonably be expected to have a Material Adverse Effect, or (ii) except as could not be reasonably expected to have a Material Adverse Effect, any party claiming that such Assignor’s use of any Mark or Domain Name violates in any material respect any intellectual property right of that party. Each Assignor further agrees to prosecute diligently in accordance with such Assignor’s reasonable business judgment, any Person infringing any Mark or Domain Name owned by such Assignor in any manner that could reasonably be expected to have a Material Adverse Effect.

4.4 Preservation of Marks and Domain Names. Each Assignor agrees to use its Marks and Domain Names which are material to such Assignor’s business in interstate commerce during the time in which this Agreement is in effect and to take all such other actions as are reasonably necessary to preserve such Marks as trademarks or service marks under the laws of the United States (other than for any Marks or Domain Names which have never been used in interstate commerce or, in the reasonable business judgment of each Assignor, are no longer useful in its business or operations).

4.5 Maintenance of Registration. Each Assignor shall, at its own expense, diligently process all documents reasonably required to maintain all Mark and/or Domain Name registrations owned by such Assignor, including but not limited to affidavits of use and applications for renewals of registration in the United States Patent and Trademark Office for all of its material registered Marks, and shall pay all fees and disbursements in connection therewith and shall not abandon any such filing of affidavit of use or any such application of renewal prior to the exhaustion of all reasonable administrative and judicial remedies without prior written consent of the Collateral Agent (other than with respect to any Mark and/or Domain Name registrations and applications deemed by such Assignor in its reasonable business judgment to be no longer necessary or desirable to pursue).

4.6 Future Registered Marks and Domain Names. If any Mark registration is issued hereafter to any Assignor as a result of any application now or hereafter pending before the United States Patent and Trademark Office or any Domain Name is registered by Assignor, within 60 days of receipt of such certificate or similar indicia of ownership by such Assignor, such Assignor shall, at its expense, deliver to the Collateral Agent, (i) a copy of such registration certificate or similar indicia of ownership, and (ii) a grant of a security interest in such Mark and/or Domain Name, to the Collateral Agent, the form of such security to be substantially in the form of Annex L hereto or in such other form as may be reasonably satisfactory to the Collateral Agent.

4.7 Remedies. If an Event of Default shall occur and be continuing, the Collateral Agent may, by written notice to the relevant Assignor, take any or all of the following actions: (i) declare the entire right, title and interest of such Assignor in and to each of the Marks and Domain Names, vested in the Collateral Agent for the benefit of the Secured Creditors, in which event such rights, title and interest shall immediately vest, in the Collateral Agent for the benefit of the Secured Creditors, and the Collateral Agent shall be entitled to exercise the power of attorney referred to in Section 4.1 hereof to execute, cause to be acknowledged and notarized and record said absolute assignment with the applicable agency or registrar; (ii) take and use or sell the Marks or Domain Names and the goodwill of such Assignor’s business symbolized by the Marks or Domain Names and the right to carry on the business and use the assets of such Assignor in connection with which the Marks or Domain Names have been used; and (iii) direct such Assignor to refrain, in which event such Assignor shall refrain, from using the Marks or Domain Names in any manner whatsoever, directly or indirectly, and such Assignor shall execute such further documents that the Collateral Agent may reasonably request to further confirm the above and to transfer ownership of the Marks or Domain Names and registrations and any pending trademark applications in the United States Patent and Trademark Office or applicable Domain Name registrar to the Collateral Agent for the benefit of the Secured Creditors.

ARTICLE V

SPECIAL PROVISIONS CONCERNING PATENTS,

COPYRIGHTS AND TRADE SECRETS

5.1 Additional Representations and Warranties. Each Assignor represents and warrants that it is the owner of all (i) Trade Secret Rights, (ii) the Patents listed in Annex J hereto for such Assignor and that said Patents include all the United States patents and applications for United States patents that such Assignor owns as of the Agreement Execution Date and (iii) the Copyrights listed in Annex K hereto for such Assignor and that said Copyrights include all the United States copyrights registered with the United States Copyright Office and applications to United States copyrights that such Assignor owns as of the Agreement Execution Date. Each Assignor further warrants that it has no knowledge of any actual third party claim that (x) any aspect of such Assignor’s present or contemplated business operations infringes or will infringe any patent of any other Person, or that (y) such Assignor has misappropriated any Trade Secret or proprietary information of any other Person, in each case other than as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Assignor hereby grants to the Collateral Agent an absolute power of attorney to sign, upon the occurrence and during the continuance of any Event of Default which has been notified in writing to such Assignor, any document which may be required by the United States Patent and Trademark Office or the United States Copyright Office in order to effect an absolute assignment of all right, title and interest in each Patent or Copyright, and to record the same.

5.2 Licenses and Assignments. Except as otherwise permitted by the Secured Debt Agreements, each Assignor hereby agrees not to divest itself of any right under any Patent or Copyright absent prior written approval of the Collateral Agent.

5.3 Infringements. Each Assignor agrees, promptly upon learning thereof, to furnish the Collateral Agent in writing with all pertinent information reasonably available to such Assignor with respect to (i) any infringement, contributing infringement or active inducement to infringe or other violation of such Assignor’s rights in any Patent or Copyright; (ii) any claim that the practice of any Patent or use of any Copyright of such Assignor violates any intellectual property right of a third party; or (iii) any third party claim of misappropriation of any Trade Secret Right or any third party claim that practice of any Trade Secret Right violates any intellectual property right of such third party, except in each case, as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Unless determined by mutual agreement of the Collateral Agent and the Company, that it is not in the interest of the Company’s business to do so, each Assignor further agrees, absent direction of the Collateral Agent to the contrary, to diligently prosecute, in accordance with its reasonable business judgment, any Person infringing any Patent or Copyright or any Person misappropriating any Trade Secret Right, in each case, if such infringement or misappropriation, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.4 Maintenance of Patents or Copyrights. At its own expense, each Assignor shall make timely payment of all post-issuance fees required to maintain its rights under each Patent or Copyright, absent prior written consent of the Collateral Agent (other than with respect to any Patents or Copyrights which are no longer used or are deemed by such Assignor in its reasonable business judgment to no longer be useful in its business or operations).

5.5 Prosecution of Patent or Copyright Applications. At its own expense, each Assignor shall diligently prosecute all its material applications for (i) United States Patents listed in Annex J hereto and (ii) Copyrights listed on Annex K hereto, and such Assignor shall not abandon any such application prior to exhaustion of all reasonable administrative and judicial remedies (in each case, other than for applications that are deemed by such Assignor in its reasonable business judgment to no longer be necessary or desirable in the conduct of such Assignor’s business), absent written consent of the Collateral Agent.

5.6 Other Patents and Copyrights. Within 25 days (or, in the case of Patents, 60 days), of an acquisition or issuance of a United States Patent, registration of a Copyright, or acquisition of a registered Copyright, or a filing of an application for a United States Patent or Copyright, the relevant Assignor shall, at its expense, deliver to the Collateral Agent (i) a copy of said Copyright or Patent, or certificate or registration of, or application therefor, as the case may be; and (ii) a grant of a security interest as to such Patent or Copyright, as the case may be, to the Collateral Agent, the form of such grant of a security interest to be substantially in the form of Annex M or N hereto, as appropriate, or in such other form as may be reasonably satisfactory to the Collateral Agent.

5.7 Remedies. Subject to the Final Order or any other order of the Bankruptcy Court made in the U.S. Cases, if an Event of Default shall occur and be continuing, the Collateral Agent may, by written notice to the relevant Assignor, take any or all of the following actions: (i) declare the entire right, title, and interest of such Assignor in each of the Patents and Copyrights vested in the Collateral Agent for the benefit of the Secured Creditors, in which event such right, title, and interest shall immediately vest in the Collateral Agent for the benefit of the Secured Creditors, in which case the Collateral Agent shall be entitled to exercise the power of attorney referred to in Section 5.1 hereof to execute, cause to be acknowledged and notarized and to record said absolute assignment with the applicable agency; (ii) take and practice or sell the Patents and Copyrights; and (iii) direct such Assignor to refrain, in which event such Assignor shall refrain, from practicing the Patents and using the Copyrights directly or indirectly, and such Assignor shall execute such further documents as the Collateral Agent may reasonably request further to confirm this and to transfer ownership of the Patents and Copyrights to the Collateral Agent for the benefit of the Secured Creditors.

ARTICLE VI

PROVISIONS CONCERNING ALL COLLATERAL

6.1 Protection of Collateral Agent’s Security. Except as otherwise permitted by the Secured Debt Agreements, each Assignor will do nothing to impair the rights of the Collateral Agent in the Collateral in any material respect. Each Assignor will at all times maintain insurance, at such Assignor’s own expense to the extent and in the manner provided in the Secured Debt Agreements. Except to the extent otherwise permitted to be retained by such Assignor or applied by such Assignor pursuant to the terms of the Secured Debt Agreements, the Collateral Agent shall, at the time any proceeds of such insurance are distributed to the Secured Creditors, apply such proceeds in accordance with Section 7.4 hereof. Each Assignor assumes all liability and responsibility in connection with the Collateral acquired by it and the liability of such Assignor to pay the Obligations shall in no way be affected or diminished by reason of the fact that such Collateral may be lost, destroyed, stolen, damaged or for any reason whatsoever unavailable to such Assignor.

6.2 Warehouse Receipts Non-Negotiable. To the extent practicable, each Assignor agrees that if any warehouse receipt or receipt in the nature of a warehouse receipt is issued with respect to any of its Inventory, such Assignor shall request that such warehouse receipt or receipt in the nature thereof shall not be “negotiable” (as such term is used in Section 7-104 of the Uniform Commercial Code as in effect in any relevant jurisdiction or under other relevant law).

6.3 Additional Information. Each Assignor will, at its own expense, from time to time upon the reasonable request of the Collateral Agent, promptly (and in any event within 30 days after its receipt of the respective request) furnish to the Collateral Agent such information with respect to the Collateral (including the identity of the Collateral or such components thereof as may have been reasonably requested by the Collateral Agent, the value and location of such Collateral, etc.) as may be reasonably requested by the Collateral Agent. Without limiting the forgoing, each Assignor agrees that it shall promptly (and in any event within 30 days after its receipt of the respective request) furnish to the Collateral Agent such updated Annexes hereto as may from time to time be reasonably requested by the Collateral Agent.

6.4 Further Actions. Subject to the rights of such Assignor under the Secured Debt Agreements to dispose of Collateral, each Assignor will, at its own expense and upon the reasonable request of the Collateral Agent, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such lists, descriptions and designations of its Collateral, warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, certificates, reports and other assurances or instruments and take such further steps relating to the Collateral and other property or rights covered by the security interest hereby granted, which in each case the Collateral Agent deems reasonably necessary or, in the reasonable opinion of the Collateral Agent, advisable to perfect, preserve or protect its security interest in the Collateral.

6.5 Financing Statements. Each Assignor agrees to execute and deliver to the Collateral Agent such financing statements, in form reasonably acceptable to the Collateral Agent, as the Collateral Agent may from time to time reasonably request and as are reasonably necessary or advisable in the reasonable opinion of the Collateral Agent to establish and maintain a valid, enforceable, perfected security interest in the Collateral as provided herein and the other rights and security contemplated hereby. Each Assignor will pay any applicable filing fees, recordation taxes and related expenses relating to its Collateral. Each Assignor hereby authorizes the Collateral Agent to file any such financing statements without the signature of such Assignor where permitted by law (and such authorization includes describing the Collateral as “all assets” of such Assignor). Each Assignor represents and warrants that they have previously authorized the filing of the applicable UCC-1 financing statements listed on Annex F-2, and further ratifies that such filed financing statements are in full force and effect as of the Agreement Execution Date.

ARTICLE VII

REMEDIES UPON OCCURRENCE OF AN EVENT OF DEFAULT

7.1 Remedies; Obtaining the Collateral Upon Default. Each Assignor agrees that subject to the Final Order or any other order of the Bankruptcy Court made in the U.S. Cases, if any Noticed Event of Default shall have occurred and be continuing, then and in every such case, the Collateral Agent, in addition to any rights now or hereafter existing under applicable law and under the other provisions of this Agreement, shall have all rights as a secured creditor under any UCC, and such additional rights and remedies to which a secured creditor is entitled under the laws in effect in all relevant jurisdictions and may:

(i) personally, or by agents or attorneys, immediately take possession of the Collateral or any part thereof, from such Assignor or any other Person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon such Assignor’s premises where any of the Collateral is located and remove the same and use in connection with such removal any and all services, supplies, aids and other facilities of such Assignor;

(ii) instruct the obligor or obligors on any agreement, instrument or other obligation (including, without limitation, the Accounts and the Contracts) constituting the Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Collateral Agent and may exercise any and all remedies of such Assignor in respect of such Collateral;

(iii) instruct all banks which have entered into a control agreement with the Collateral Agent to transfer all monies, securities and instruments held by such depositary bank to the Cash Collateral Account;

(iv) sell, assign or otherwise liquidate any or all of the Collateral or any part thereof in accordance with Section 7.2 hereof, or direct such Assignor to sell, assign or otherwise liquidate any or all of the Collateral or any part thereof, and, in each case, take possession of the proceeds of any such sale or liquidation;

(v) take possession of the Collateral or any part thereof, by directing such Assignor in writing to deliver the same to the Collateral Agent at any reasonable place or places designated by the Collateral Agent, in which event such Assignor shall at its own expense:

(x) forthwith cause the same to be moved to the place or places so designated by the Collateral Agent and there delivered to the Collateral Agent;

(y) store and keep any Collateral so delivered to the Collateral Agent at such place or places pending further action by the Collateral Agent as provided in Section 7.2 hereof; and

(z) while the Collateral shall be so stored and kept, provide such security and maintenance services as shall be reasonably necessary to protect the same and to preserve and maintain it in good condition;

(vi) license or sublicense, whether on an exclusive or nonexclusive basis, any Marks, Domain Names, Patents or Copyrights included in the Collateral for such term and on such conditions and in such manner as the Collateral Agent shall in its sole judgment determine;

(vii) apply any monies constituting Collateral or proceeds thereof in accordance with the provisions of Section 7.4; and

(viii) take any other action as specified in clauses (1) through (5), inclusive, of Section 9-607 of the UCC;

it being understood that each Assignor’s obligation so to deliver the Collateral is of the essence of this Agreement and that, accordingly, upon application to a court of equity having jurisdiction, the Collateral Agent shall be entitled to a decree requiring specific performance by such Assignor of said obligation. By accepting the benefits of this Agreement and each other Security Document, the Secured Creditors expressly acknowledge and agree that this Agreement and each other Security Document may be enforced only by the action of the Collateral Agent acting upon the instructions of the Required Secured Creditors and that no other Secured Creditor shall have any right individually to seek to enforce or to enforce this Agreement or to realize upon the security to be granted hereby, it being understood and agreed that such rights and remedies may be exercised by the Collateral Agent for the benefit of the Secured Creditors upon the terms of this Agreement and the other Security Documents.

7.2 Remedies; Disposition of the Collateral. Subject to the Final Order and any other order of the Bankruptcy Court made in the U.S. Cases, if any Noticed Event of Default shall have occurred and be continuing, then any Collateral repossessed by the Collateral Agent under or pursuant to Section 7.1 hereof and any other Collateral whether or not so repossessed by the Collateral Agent, may be sold, assigned, leased or otherwise disposed of under one or more contracts or as an entirety, and without the necessity of gathering at the place of sale the property to be sold, and in general in such manner, at such time or times, at such place or places and on such terms as the Collateral Agent may, in compliance with any mandatory requirements of applicable law, determine to be commercially reasonable. Any of the Collateral may be sold, leased or otherwise disposed of, in the condition in which the same existed when taken by the Collateral Agent or after any overhaul or repair at the expense of the relevant Assignor which the Collateral Agent shall determine to be commercially reasonable. Any such sale, lease or other disposition may be effected by means of a public disposition or private disposition, effected in accordance with the applicable requirements (in each case if and to the extent applicable) of Sections 9-610 through 9-613 of the UCC and/or such other mandatory requirements of applicable law as may apply to the respective disposition. The Collateral Agent may, without notice or publication, adjourn any public or private disposition or cause the same to be adjourned from time to time by announcement at the time and place fixed for the disposition, and such disposition may be made at any time or place to which the disposition may be so adjourned. To the extent permitted by any such requirement of law, the Collateral Agent may bid for and become the purchaser (and may pay all or any portion of the purchase price by crediting Obligations against the purchase price) of the Collateral or any item thereof, offered for disposition in accordance with this Section 7.2 without accountability to the relevant Assignor. If, under applicable law, the Collateral Agent shall be permitted to make disposition of the Collateral within a period of time which does not permit the giving of notice to the relevant Assignor as hereinabove specified, the Collateral Agent need give such Assignor only such notice of disposition as shall be required by such applicable law. Each Assignor agrees to do or cause to be done all such other acts and things as may be reasonably necessary to make such disposition or dispositions of all or any portion of the Collateral valid and binding and in compliance with any and all applicable laws, regulations, orders, writs, injunctions, decrees or awards of any and all courts, arbitrators or governmental instrumentalities, domestic or foreign, having jurisdiction over any such sale or sales, all at such Assignor’s expense.

7.3 Waiver of Claims. Except as otherwise provided in this Agreement, EACH ASSIGNOR HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, NOTICE AND JUDICIAL HEARING IN CONNECTION WITH THE COLLATERAL AGENT’S TAKING POSSESSION OR THE COLLATERAL AGENT’S DISPOSITION OF ANY OF THE COLLATERAL, INCLUDING, WITHOUT LIMITATION, ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES, and each Assignor hereby further waives, to the extent permitted by law:

(i) all damages occasioned by such taking of possession or any such disposition except any damages which are the direct result of the Collateral Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction);

(ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Collateral Agent’s rights hereunder; and

(iii) all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any applicable law in order to prevent or delay the enforcement of this Agreement or the absolute sale of the Collateral or any portion thereof, and each Assignor, for itself and all who may claim under it, insofar as it or they now or hereafter lawfully may, hereby waives the benefit of all such laws.

Any sale of, or the grant of options to purchase, or any other realization upon, any Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the relevant Assignor therein and thereto, and shall be a perpetual bar both at law and in equity against such Assignor and against any and all Persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through and under such Assignor.

7.4 Application of Proceeds. (a) All moneys collected by the Collateral Agent (or, to the extent the U.S. Pledge Agreement or any other Security Document requires proceeds of collateral under such other Security Document to be applied in accordance with the provisions of this Agreement, the Pledgee under, and as defined in, the U.S. Pledge Agreement or collateral agent or mortgagee under such other Security Document) upon any sale or other disposition of the Collateral, together with all other moneys received by the Collateral Agent hereunder, shall be applied as follows:

(i) first, to the payment of all amounts owing the Collateral Agent of the type described in clauses (iv), (v) and (vi) of the definition of “Obligations”;

(ii) second, to the extent proceeds remain after the application pursuant to the preceding clause (i), to the payment of all amounts owing to any Agent of the type described in clauses (vi) and (vii) of the definition of “Obligations”;

(iii) third, but subject to the provisions of the following clauses (f) and (g), to the extent proceeds remain after the application pursuant to the preceding clauses (i) and (ii), an amount equal to the outstanding Primary DIP Obligations shall be paid to the Secured Creditors as provided in Section 7.4(d) hereof, with (w) each Secured Creditor receiving an amount equal to its outstanding Primary DIP Obligations or, if the proceeds are insufficient to pay in full all such Primary DIP Obligations, its Pro Rata Share of the amount remaining to be distributed, (x) the amount received by any DIP Lender Creditor in respect of Primary DIP Obligations consisting of DIP Credit Document Obligations pursuant to this clause (iii) to be applied (a) first, in satisfaction of the Primary DIP Obligations owing to such DIP Lender Creditor by the U.S. Borrower (other than Primary DIP Obligations owing by the U.S. Borrower pursuant to its U.S. Borrower Guaranty) and by the Global Subsidiary Guarantors (other than Primary DIP Obligations owing by them pursuant to the Global Subsidiaries Guaranty which represent a guarantee of the Primary DIP Obligations of the Canadian Borrower consisting of DIP Credit Document Obligations) and (b) second, to the extent proceeds remain after the application pursuant to preceding sub-clause (a), in satisfaction of all other Primary DIP Obligations owing to such DIP Lender Creditor by the U.S. Borrower and the Global Subsidiary Guarantors, (y) the amount received by any Other DIP Creditor in respect of Primary DIP Obligations consisting of Post Petition Hedging Obligations pursuant to this clause (iii) to be applied (a) first, in satisfaction of the Primary DIP Obligations owing to such Other DIP Creditor by the U.S. Borrower (other than Primary DIP Obligations owing by the U.S. Borrower pursuant to its U.S. Borrower Guaranty) and by Domestic Subsidiaries of the U.S. Borrower (other than Primary DIP Obligations owing by them pursuant to the Global Subsidiaries Guaranty which represent a guarantee of the Primary DIP Obligations of Foreign Subsidiaries of the U.S. Borrower consisting of Post Petition Hedging Obligations) and (b) second, to the extent proceeds remain after the application pursuant to preceding sub-clause (a), in satisfaction of all other Primary DIP Obligations owing to such Other DIP Creditor by the U.S. Borrower and its Subsidiaries and (z) the amount received by any Post Petition Cash Management Creditor in respect of Primary DIP Obligations consisting of Post Petition Cash Management Obligations pursuant to this clause (iii) to be applied (a) first, in satisfaction of the Primary DIP Obligations owing to such Post Petition Cash Management Creditor by the U.S. Borrower (other than Primary DIP Obligations owing by the U.S. Borrower pursuant to its U.S. Borrower Guaranty) and by Domestic Subsidiaries of the U.S. Borrower (other than Primary DIP Obligations owing by them pursuant to the Global Subsidiaries Guaranty which represent a guarantee of the Primary DIP Obligations of Foreign Subsidiaries of the U.S. Borrower consisting of Post Petition Cash Management Obligations) and (b) second, to the extent proceeds remain after the application pursuant to preceding sub-clause (a), in satisfaction of all other Primary DIP Obligations owing to such Post Petition Cash Management Creditor by the U.S. Borrower and its Subsidiaries;

(iv) fourth, but subject to the provisions of the following clauses (f) and (g), to the extent proceeds remain after the application pursuant to the preceding clauses (i) through (iii), inclusive, an amount equal to the outstanding Secondary DIP Obligations shall be paid to the Secured Creditors as provided in Section 7.4(d) hereof, with each Secured Creditor receiving an amount equal to its outstanding Secondary DIP Obligations or, if the proceeds are insufficient to pay in full all such Secondary DIP Obligations, its Pro Rata Share of the amount remaining to be distributed; and

(v) fifth, to the extent proceeds remain after the application pursuant to the preceding clauses (i) through (iv), inclusive, and following the termination of this Agreement pursuant to Section 10.8(a) hereof, to the relevant Assignor or to whomever may be lawfully entitled to receive such surplus.

(b) For purposes of this Agreement, (x) “Pro Rata Share” shall mean, when calculating a Secured Creditor’s portion of any distribution or amount, that amount (expressed as a percentage) equal to a fraction the numerator of which is the then unpaid amount of such Secured Creditor’s Primary DIP Obligations or Secondary DIP Obligations, as the case may be, and the denominator of which is the then outstanding amount of all Primary DIP Obligations or Secondary DIP Obligations, as the case may be, (y) “Primary DIP Obligations” shall mean (i) in the case of the DIP Credit Document Obligations, all principal of, premium, fees and interest on, all Loans and all Fees, (ii) in the case of the Post Petition Hedging Obligations, all amounts due under each Post Petition Secured Hedging Agreement (other than indemnities, fees (including, without limitation, attorneys’ fees) and similar obligations and liabilities) and (iii) in the case of the Post Petition Cash Management Obligations, all amounts due under each Secured Post Petition Cash Management Arrangement (other than indemnities, fees (including, without limitation, attorneys’ fees) and similar obligations and liabilities), and (z) “Secondary DIP Obligations” shall mean all Obligations other than Primary DIP Obligations.

(c) When payments to Secured Creditors are based upon their respective Pro Rata Shares, the amounts received by such Secured Creditors hereunder shall be applied (for purposes of making determinations under this Section 7.4 only) (i) first, to their Primary DIP Obligations and (ii) second, to their Secondary DIP Obligations.

(d) All payments required to be made hereunder shall be made (x) if to the DIP Lender Creditors, to the Administrative Agent for the account of the DIP Lender Creditors, (y) if to the Other DIP Creditors, to the trustee, paying agent or other similar representative (each, an “Other DIP Creditor Representative”) for the Other DIP Creditors or, in the absence of such an Other DIP Creditor Representative, directly to the Other DIP Creditors and (z) if to the Post Petition Cash Management Creditors, to the trustee, paying agent or other similar representative (each, a “Post Petition Cash Management Representative”) for the Post Petition Cash Management Creditors or, in the absence of such a Post Petition Cash Management Representative, directly to the Post Petition Cash Management Creditors.

(e) For purposes of applying payments received in accordance with this Section 7.4, the Collateral Agent shall be entitled to rely upon (i) the Administrative Agent, (ii) the Other DIP Creditor Representative or, in the absence of such an Other DIP Creditor Representative, upon the Other DIP Creditors and (iii) the Post Petition Cash Management Representative or, in the absence of such a Post Petition Cash Management Representative, upon the Post Petition Cash Management Creditors for a determination (which the Administrative Agent, each Other DIP Creditor Representative, each Post Petition Cash Management Representative, the Other DIP Creditors and the Post Petition Cash Management Creditors agree (or shall agree) to provide upon request of the Collateral Agent) of the outstanding Primary DIP Obligations and Secondary DIP Obligations (and Dollar Equivalents thereof) owed to the DIP Lender Creditors, the Other DIP Creditors or the Post Petition Cash Management Creditors, as the case may be. Unless it has received written notice from a DIP Lender Creditor, an Other DIP Creditor or a Post Petition Cash Management Creditor to the contrary, the Administrative Agent, each Other DIP Creditor Representative and each Post Petition Cash Management Representative, in furnishing information pursuant to the preceding sentence, and the Collateral Agent, in acting hereunder, shall be entitled to assume that no Secondary DIP Obligations are outstanding. Unless it has written notice from an Other DIP Creditor to the contrary, the Collateral Agent, in acting hereunder, shall be entitled to assume that no Post Petition Secured Hedging Agreements are in existence. Unless it has written notice from a Post Petition Cash Management Creditor to the contrary, the Collateral Agent, in acting hereunder, shall be entitled to assume that no Secured Post Petition Cash Management Arrangements are in existence.

(f) Notwithstanding anything to the contrary contained above, to the extent monies or proceeds to be applied pursuant to this Section 7.4 consist of proceeds received from a sale or other disposition of Excess Exempted Foreign Entity Voting Equity Interests, such proceeds will be applied as otherwise required above in this Section 7.4, but for this purpose treating the outstanding Primary DIP Obligations and Secondary DIP Obligations as only those obligations secured by the Excess Exempted Foreign Entity Voting Equity Interests in accordance with the provisions of clause (x) to the proviso appearing at the end of Section 3.1 of the U.S. Pledge Agreement. In determining whether any Excess Exempted Foreign Entity Voting Equity Interests has been sold or otherwise disposed of, the Collateral Agent shall treat any sale or disposition of Voting Equity Interests of any Exempted Foreign Entity as first being a sale of Voting Equity Interests which is not Excess Exempted Foreign Entity Voting Equity Interests until such time as the equity interests sold represents 65% of the total combined voting power of all classes of Voting Equity Interests of the respective Exempted Foreign Entity and, after such threshold has been met, any further sales of Voting Equity Interests of the respective Exempted Foreign Entity shall be treated as sales of Excess Exempted Foreign Entity Voting Equity Interests.

(g) Notwithstanding anything to the contrary contained above, to the extent monies or proceeds to be applied pursuant to this Section 7.4 consist of proceeds received under any Foreign Security Document (other than a Local Law Pledge Agreement), such proceeds will be applied as otherwise required above in this Section 7.4, but for this purpose (i) treating the outstanding Primary DIP Obligations and Secondary DIP Obligations as only those obligations secured by the respective Foreign Security Document and (ii) without giving effect to clause (x), (y) or (z) of Section 7.4(a)(iii) above.

(h) It is understood that the Assignors shall remain jointly and severally liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the Obligations.

7.5 Remedies Cumulative. Each and every right, power and remedy hereby specifically given to the Collateral Agent shall be in addition to every other right, power and remedy specifically given to the Collateral Agent under this Agreement, the other Secured Debt Agreements or now or hereafter existing at law, in equity or by statute and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time or simultaneously and as often and in such order as may be deemed expedient by the Collateral Agent. All such rights, powers and remedies shall be cumulative and the exercise or the beginning of the exercise of one shall not be deemed a waiver of the right to exercise any other or others. No delay or omission of the Collateral Agent in the exercise of any such right, power or remedy and no renewal or extension of any of the Obligations shall impair any such right, power or remedy or shall be construed to be a waiver of any Default or Event of Default or an acquiescence thereof. No notice to or demand on any Assignor in any case shall entitle it to any other or further notice or demand in similar or other circumstances or constitute a waiver of any of the rights of the Collateral Agent to any other or further action in any circumstances without notice or demand. In the event that the Collateral Agent shall bring any suit to enforce any of its rights hereunder and shall be entitled to judgment, then in such suit the Collateral Agent may recover reasonable expenses, including reasonable attorneys’ fees, and the amounts thereof shall be included in such judgment.

7.6 Discontinuance of Proceedings. In case the Collateral Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Collateral Agent, then and in every such case the relevant Assignor, the Collateral Agent and each holder of any of the Obligations shall be restored to their former positions and rights hereunder with respect to the Collateral subject to the security interest created under this Agreement, and all rights, remedies and powers of the Collateral Agent shall continue as if no such proceeding had been instituted.

ARTICLE VIII

INDEMNITY

8.1 Indemnity. (a) Each Assignor jointly and severally agrees to indemnify, reimburse and hold the Collateral Agent, each other Secured Creditor and their respective successors, assigns, employees, affiliates and agents (hereinafter in this Section 8.1 referred to individually as “Indemnitee,” and collectively as “Indemnitees”) harmless from any and all liabilities, obligations, damages, injuries, penalties, claims, demands, actions, suits, judgments and any and all costs, expenses or disbursements (including reasonable attorneys’ fees and expenses) (for the purposes of this Section 8.1 the foregoing are collectively called “expenses”) of whatsoever kind and nature imposed on, asserted against or incurred by any of the Indemnitees in any way relating to or arising out of this Agreement, any other Secured Debt Agreement or any other document executed in connection herewith or therewith or in any other way connected with the administration of the transactions contemplated hereby or thereby or the enforcement of any of the terms of, or the preservation of any rights under any thereof, or in any way relating to or arising out of the manufacture, ownership, ordering, purchase, delivery, control, acceptance, lease, financing, possession, operation, condition, sale, return or other disposition, or use of the Collateral (including, without limitation, latent or other defects, whether or not discoverable), the violation of the laws of any country, state or other governmental body or unit, any tort (including, without limitation, claims arising or imposed under the doctrine of strict liability, or for or on account of injury to or the death of any Person (including any Indemnitee), or property damage), or contract claim; provided that no Indemnitee shall be indemnified pursuant to this Section 8.1(a) for losses, damages or liabilities to the extent caused by the gross negligence or willful misconduct of such Indemnitee (as determined by a court of competent jurisdiction). Each Assignor agrees that upon written notice by any Indemnitee of the assertion of such a liability, obligation, damage, injury, penalty, claim, demand, action, suit or judgment, the relevant Assignor shall assume full responsibility for the defense thereof. Each Indemnitee agrees to promptly notify the relevant Assignor of any such assertion of which such Indemnitee has knowledge.

(b) Without limiting the application of Section 8.1(a) hereof, each Assignor agrees, jointly and severally, to pay or reimburse the Collateral Agent for any and all reasonable fees, costs and expenses of whatever kind or nature incurred in connection with the creation, preservation or protection of the Collateral Agent’s Liens on, and security interest in, the Collateral, including, without limitation, all fees and taxes in connection with the recording or filing of instruments and documents in public offices, payment or discharge of any taxes or Liens upon or in respect of the Collateral, premiums for insurance with respect to the Collateral and all other fees, costs and expenses in connection with protecting, maintaining or preserving the Collateral and the Collateral Agent’s interest therein, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions, suits or proceedings arising out of or relating to the Collateral.

(c) Without limiting the application of Section 8.1(a) or (b) hereof, each Assignor agrees, jointly and severally, to pay, indemnify and hold each Indemnitee harmless from and against any loss, costs, damages and expenses which such Indemnitee may suffer, expend or incur in consequence of or growing out of any misrepresentation by any Assignor in this Agreement, any other Secured Debt Agreement or in any writing contemplated by or made or delivered pursuant to or in connection with this Agreement or any other Secured Debt Agreement.

(d) If and to the extent that the obligations of any Assignor under this Section 8.1 are unenforceable for any reason, such Assignor hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law.

8.2 Indemnity Obligations Secured by Collateral; Survival. Any amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement shall constitute Obligations secured by the Collateral. The indemnity obligations of each Assignor contained in this Article VIII shall continue in full force and effect notwithstanding the full payment of all of the other Obligations and notwithstanding the full payment of all the Notes issued, and Loans made, under the DIP Credit Agreement, the termination of all Post Petition Secured Hedging Agreements and all Secured Post Petition Cash Management Arrangements and the payment of all other Obligations and notwithstanding the discharge thereof and the occurrence of the Termination Date.

ARTICLE IX

DEFINITIONS

The following terms shall have the meanings herein specified. Such definitions shall be equally applicable to the singular and plural forms of the terms defined.

“Account” shall mean any “account” as such term is defined in the Uniform Commercial Code as in effect on the Agreement Execution Date in the State of New York, and in any event shall include but shall not be limited to, all rights to payment of any monetary obligation, whether or not earned by performance, (i) for property that has been or is to be sold, leased, licensed, assigned or otherwise disposed of, (ii) for services rendered or to be rendered, (iii) for a policy of insurance issued or to be issued, (iv) for a secondary obligation incurred or to be incurred, (v) for energy provided or to be provided, (vi) for the use or hire of a vessel under a charter or other contract, (vii) arising out of the use of a credit or charge card or information contained on or for use with the card, or (viii) as winnings in a lottery or other game of chance operated or sponsored by a State, governmental unit of a State, or person licensed or authorized to operate the game by a State or governmental unit of a State; provided, that, the term Account shall not include any Account that is transferred to an SPE Subsidiary pursuant to the documents executing the related Permitted Securitization, unless and until the respective Account is transferred back to one or more Assignors. Without limiting the foregoing, the term “account” shall include all Health-Care-Insurance Receivables.

“Administrative Agent” shall have the meaning provided in the recitals of this Agreement.

“Agreement” shall mean this Security Agreement as the same may be amended, modified, restated and/or supplemented from time to time in accordance with its terms.

“Agreement Execution Date” shall mean the date on which this Agreement is executed and delivered pursuant to the requirements of Section 6.15 of the DIP Credit Agreement.

“As-Extracted Collateral” shall mean “as-extracted collateral” as such term is defined in the Uniform Commercial Code as in effect on the Agreement Execution Date in the State of New York.

“Assignor” shall have the meaning provided in the first paragraph of this Agreement.

“Borrowers” shall have the meaning provided in the recitals of this Agreement.

“Canadian Borrower” shall have the meaning provided in the recitals of this Agreement.

“Cash Collateral Account” shall mean a non-interest bearing cash collateral account maintained with, and in the sole dominion and control of, the Collateral Agent for the benefit of the Secured Creditors.

“Chattel Paper” shall mean “chattel paper” as such term is defined in the Uniform Commercial Code as in effect on the Agreement Execution Date in the State of New York. Without limiting the foregoing, the term “Chattel Paper” shall in any event include all Tangible Chattel Paper and all Electronic Chattel Paper.

“Class” shall have the meaning provided in Section 10.2 of this Agreement.

“Collateral” shall have the meaning provided in Section 1.1(a) of this Agreement.

“Collateral Agent” shall have the meaning provided in the first paragraph of this Agreement.

“Commercial Tort Claims” shall mean “commercial tort claims” as such term is defined in the Uniform Commercial Code as in effect on the Agreement Execution Date in the State of New York.

“Contract Rights” shall mean all rights of any Assignor under each Contract, including, without limitation, (i) any and all rights to receive and demand payments under any or all Contracts, (ii) any and all rights to receive and compel performance under any or all Contracts and (iii) any and all other rights, interests and claims now existing or in the future arising in connection with any or all Contracts.

“Contracts” shall mean all contracts between any Assignor and one or more additional parties (including, without limitation, any Swap Agreements, licensing agreements and any partnership agreements, joint venture agreements and limited liability company agreements).

“Copyrights” shall mean any United States or foreign copyright now or hereafter owned by any Assignor, including any registrations of any copyrights, in the United States Copyright Office or any foreign equivalent office, as well as any application for a copyright registration now or hereafter made with the United States Copyright Office or any foreign equivalent office by any Assignor.

“Deposit Accounts” shall mean all “deposit accounts” as such term is defined in the Uniform Commercial Code as in effect on the Agreement Execution Date in the State of New York.

“DIP Credit Agreement” shall have the meaning provided in the recitals of this Agreement.

“DIP Credit Document Obligations” shall have the meaning provided in the definition of “Obligations” in this Article IX.

“DIP Lender Creditors” shall have the meaning provided in the recitals of this Agreement.

“Documents” shall mean “documents” as such term is defined in the Uniform Commercial Code as in effect on the Agreement Execution Date in the State of New York.

“Domain Names” shall mean all Internet domain names and associated URL addresses in or to which any Assignor now or hereafter has any right, title or interest.

“Effective Date” shall have the meaning provided in the DIP Credit Agreement.

“Electronic Chattel Paper” shall mean “electronic chattel paper” as such term is defined in the Uniform Commercial Code as in effect on the Agreement Execution Date in the State of New York.

“Equipment” shall mean any “equipment” as such term is defined in the Uniform Commercial Code as in effect on the Agreement Execution Date in the State of New York, and in any event, shall include, but shall not be limited to, all machinery, equipment, furnishings, fixtures and vehicles now or hereafter owned by any Assignor and any and all additions, substitutions and replacements of any of the foregoing and all accessions thereto, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

“Event of Default” shall mean any Event of Default under, and as defined in, the DIP Credit Agreement.

“Excess Exempted Foreign Entity Voting Equity Interests” shall have the meaning provided in the U.S. Pledge Agreement.

“Exempted Deposit Account” shall mean (i) each Deposit Account of each Assignor used solely to fund payroll and payroll taxes and (ii) any other Deposit Accounts maintained by any Assignor, so long as (and only so long as) the average daily aggregate balance in all such Deposit Accounts that are Exempted Deposit Accounts pursuant to this clause (ii) for any calendar month does not exceed $50,000 at any time.

“Exempted Foreign Entity” shall have the meaning provided in the U.S. Pledge Agreement.

“General Intangibles” shall mean “general intangibles” as such term is defined in the Uniform Commercial Code as in effect on the Agreement Execution Date in the State of New York.

“Goods” shall mean “goods” as such term is defined in the Uniform Commercial Code as in effect on the Agreement Execution Date in the State of New York.

“Health-Care-Insurance Receivable” shall mean any “health-care-insurance receivable” as such term is defined in the Uniform Commercial Code as in effect on the Agreement Execution Date in the State of New York.

“Holdings” shall have the meaning provided in the recitals hereto.

“Indemnitee” shall have the meaning provided in Section 8.1(a) of this Agreement.

“Instrument” shall mean “instruments” as such term is defined in the Uniform Commercial Code as in effect on the Agreement Execution Date in the State of New York.

“Inventory” shall mean merchandise, inventory and goods, and all additions, substitutions and replacements thereof and all accessions thereto, wherever located, together with all goods, supplies, incidentals, packaging materials, labels, materials and any other items used or usable in manufacturing, processing, packaging or shipping same, in all stages of production from raw materials through work in process to finished goods, and all products and proceeds of whatever sort and wherever located any portion thereof which may be returned, rejected, reclaimed or repossessed by the Collateral Agent from any Assignor’s customers, and shall specifically include all “inventory” as such term is defined in the Uniform Commercial Code as in effect on the Agreement Execution Date in the State of New York.

“Investment Property” shall mean “investment property” as such term is defined in the Uniform Commercial Code as in effect on the Agreement Execution Date in the State of New York.

“Lenders” shall have the meaning provided in the recitals of this Agreement.

“Letter-of-Credit Rights” shall mean “letter-of-credit rights” as such term is defined in the Uniform Commercial Code as in effect on the Agreement Execution Date in the State of New York.

“Location” of any Assignor, shall mean such Assignor’s “location” as determined pursuant to Section 9-307 of the UCC.

“Marks” shall mean all right, title and interest in and to any trademarks, service marks and trade names now held or hereafter acquired by any Assignor, including any registration or application for registration of any trademarks and service marks now held or hereafter acquired by any Assignor, which are registered or filed in the United States Patent and Trademark Office or the equivalent thereof in any state of the United States or any equivalent foreign office or agency, as well as any unregistered trademarks and service marks used by an Assignor and any trade dress including logos, designs, fictitious business names and other business identifiers used by any Assignor.

“Non-Voting Equity Interests” shall have the meaning provided in the U.S. Pledge Agreement.

“Noticed Event of Default” shall mean (i) an Event of Default with respect to any Assignor under clause (h), (i) or (j) of Section 11 of the DIP Credit Agreement and (ii) any other Event of Default in respect to which the Collateral Agent has given the U.S. Borrower notice that such Event of Default constitutes a “Noticed Event of Default”.

“Obligations” shall mean and include, as to any Assignor, all of the following:

(i) the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, principal, premium, interest (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Assignor at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding), fees, costs and indemnities) of such Assignor to the DIP Lender Creditors, whether now existing or hereafter incurred under, arising out of, or in connection with, each DIP Credit Document to which such Assignor is a party (including, without limitation, in the event such Assignor is a Guarantor, all such obligations, liabilities and indebtedness of such Assignor under its Guaranty) and the due performance and compliance by such Assignor with all of the terms, conditions and agreements contained in each such DIP Credit Document (all such obligations, liabilities and indebtedness under this clause (i), except to the extent consisting of obligations or indebtedness with respect to Post Petition Secured Hedging Agreements or Secured Post Petition Cash Management Arrangements, being herein collectively called the “DIP Credit Document Obligations”);

(ii) the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Assignor at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding) owing by such Assignor to the Other DIP Creditors, now existing or hereafter incurred under, arising out of or in connection with any Post Petition Secured Hedging Agreement, whether such Post Petition Secured Hedging Agreement is now in existence or hereinafter arising (including, without limitation, in the case of a Assignor that is a Guarantor, all obligations, liabilities and indebtedness of such Assignor under its Guaranty in respect of the Post Petition Secured Hedging Agreements), and the due performance and compliance by such Assignor with all of the terms, conditions and agreements contained in each such Post Petition Secured Hedging Agreement (all such obligations, liabilities and indebtedness under this clause (ii) being herein collectively called the “Post Petition Hedging Obligations”);

(iii) the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Assignor at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding) owing by such Assignor to the Post Petition Cash Management Creditors, now existing or hereafter incurred under, arising out of or in connection with any Secured Post Petition Cash Management Arrangement, whether such Secured Post Petition Cash Management Arrangement is now in existence or hereinafter arising (including, without limitation, in the case of an Assignor that is a Guarantor, all obligations, liabilities and indebtedness of such Assignor under its Guaranty in respect of the Secured Post Petition Cash Management Arrangements), and the due performance and compliance by such Assignor with all of the terms, conditions and agreements contained in each such Secured Post Petition Cash Management Arrangement (all such obligations, liabilities and indebtedness under this clause (iii) being herein collectively called the “Post Petition Cash Management Obligations”);

(iv) any and all sums advanced by the Collateral Agent in order to preserve the Collateral or preserve its security interest in the Collateral;

(v) in the event of any proceeding for the collection or enforcement of any indebtedness, obligations, or liabilities of such Assignor referred to in clauses (i), (ii) and (iii) above, after an Event of Default shall have occurred and be continuing, the reasonable expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Collateral Agent of its rights hereunder, together with reasonable attorneys’ fees and court costs;

(vi) all amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement under Section 8.1 of this Agreement; and

(vii) all amounts owing to any Agent pursuant to any of the DIP Credit Documents in its capacity as such;

it being acknowledged and agreed that the “Obligations” shall include extensions of credit of the types described above, whether outstanding on the Effective Date or extended from time to time after the Effective Date.

“Other DIP Creditor Representative” shall have the meaning provided in Section 7.4(d) of this Agreement.

“Other DIP Creditors” shall have the meaning provided in the recitals of this Agreement.

“Patents” shall mean any patent in or to which any Assignor now or hereafter has any right, title or interest therein, and any divisions, continuations (including, but not limited to, continuations-in-parts) and improvements thereof, as well as any application for a patent now or hereafter made by any Assignor.

“Permits” shall mean, to the extent permitted to be assigned by the terms thereof or by applicable law, all licenses, permits, rights, orders, variances, franchises or authorizations of or from any governmental authority or agency.

“Post Petition Cash Management Creditors” shall have the meaning provided in the recitals of this Agreement.

“Post Petition Cash Management Obligations” shall have the meaning provided in the definition of Obligations in this Article IX.

“Post Petition Cash Management Representative” shall have the meaning provided in Section 7.4(d) of this Agreement.

“Post Petition Hedging Obligations” shall have the meaning provided in the definition of “Obligations” in this Article IX.

“Post Petition Secured Hedging Agreement” shall have the meaning provided in the recitals of this Agreement.

“Primary DIP Obligations” shall have the meaning provided in Section 7.4(b) of this Agreement.

“Pro Rata Share” shall have the meaning provided in Section 7.4(b) of this Agreement.

“Proceeds” shall mean all “proceeds” as such term is defined in the Uniform Commercial Code as in effect in the State of New York on the Agreement Execution Date and, in any event, shall also include, but not be limited to, (i) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to the Collateral Agent or any Assignor from time to time with respect to any of the Collateral, (ii) any and all payments (in any form whatsoever) made or due and payable to any Assignor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental authority (or any person acting under color of governmental authority) and (iii) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Registered Organization” shall have the meaning provided in the Uniform Commercial Code as in effect in the State of New York.

“Required Secured Creditors” shall mean (i) at any time when any DIP Credit Document Obligations is outstanding or any Commitments under the DIP Credit Agreement exist, the Required Lenders (or, to the extent provided in Section 13.12 of the DIP Credit Agreement, each of the Lenders) and (ii) at any time after all of the DIP Credit Document Obligations have been paid in full and all Commitments under the DIP Credit Agreement have been terminated and no further Commitments may be provided thereunder, the holders of a majority of the Post Petition Hedging Obligations and the Post Petition Cash Management Obligations.

“Requisite Creditors” shall have the meaning provided in Section 10.2 of this Agreement.

“Secondary DIP Obligations” shall have the meaning provided in Section 7.4(b) of this Agreement.

“Secured Creditors” shall have the meaning provided in the recitals of this Agreement.

“Secured Debt Agreements” shall mean and include this Agreement, the other DIP Credit Documents, each Secured Post Petition Cash Management Arrangement and each Post Petition Secured Hedging Agreement.

“Secured Post Petition Cash Management Arrangements” shall have the meaning provided in the recitals of this Agreement.

“Software” shall mean “software” as such term is defined in the Uniform Commercial Code as in effect on the Agreement Execution Date in the State of New York.

“Supporting Obligations” shall mean any “supporting obligation” as such term is defined in the Uniform Commercial Code as in effect on the Agreement Execution Date in the State of New York, now or hereafter owned by any Assignor, or in which any Assignor has any rights, and, in any event, shall include, but shall not be limited to all of such Assignor’s rights in any Letter-of-Credit Right or secondary obligation that supports the payment or performance of, and all security for, any Account, Chattel Paper, Document, General Intangible, Instrument or Investment Property.

“Tangible Chattel Paper” shall mean “tangible chattel paper” as such term is defined in the Uniform Commercial Code as in effect on the Agreement Execution Date in the State of New York.

“Termination Date” shall have the meaning provided in Section 10.8(a) of this Agreement.

“Timber-to-be-Cut” shall mean “timber-to-be-cut” as such term is defined in the Uniform Commercial Code as in effect on the Agreement Execution Date in the State of New York.

“Trade Secrets” shall mean any secretly held existing engineering or other data, information, production procedures and other know-how relating to the design manufacture, assembly, installation, use, operation, marketing, sale and/or servicing of any products or business of an Assignor worldwide whether written or not.

“Trade Secret Rights” shall mean the rights of an Assignor in any Trade Secret it holds.

“Transmitting Utility” shall have the meaning given such term in Section 9-102(a)(80) of the UCC.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction.

“U.S. Borrower” shall have the meaning provided in the recitals of this Agreement.

“Voting Equity Interests” shall have the meaning provided in the U.S. Pledge Agreement.

ARTICLE X

MISCELLANEOUS

10.1 Notices. Except as otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be sent or delivered by mail, telecopy, or courier service and all such notices and communications shall, when mailed, telecopied or sent by courier, be effective when deposited in the mails or delivered to the overnight courier, as the case may be, except that notices and communications to the Collateral Agent or any Assignor shall not be effective until received by the Collateral Agent or such Assignor, as the case may be. All notices and other communications shall be in writing and addressed as follows:

(a) if to any Assignor, to the care of the U.S. Borrower as provided in Section 13.03 of the DIP Credit Agreement.

(b) if to the Collateral Agent, at:

Deutsche Bank Trust Company Americas

60 Wall Street

New York, NY 10005

Attention: Jean Travis

Facsimile: 212 797-5690

(c) if to any DIP Lender Creditor (other than the Collateral Agent), at such address as such DIP Lender Creditor shall have specified in the DIP Credit Agreement;

(d) if to any Other DIP Creditor, at such address as such Other DIP Creditor shall have specified in writing to each Assignor and the Collateral Agent;

(e) if to any Post Petition Cash Management Creditor, at such address as such Post Petition Cash Management Creditor shall have specified in writing to each Assignor and the Collateral Agent;

or at such other address or addressed to such other individual as shall have been furnished in writing by any Person described above to the party required to give notice hereunder.

10.2 Waiver; Amendment. None of the terms and conditions of this Agreement (or, to the extent any other Security Document requires waivers or amendments thereunder to occur in accordance with the provisions of this Agreement, such other Security Document) may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by each Assignor (or, to the extent any other Security Document requires waivers or amendments thereunder to occur in accordance with the provisions of this Agreement, the pledgor, transferor, mortgagor or other corresponding party under such other Security Document) directly affected thereby and the Collateral Agent (or, to the extent any other Security Document requires waivers or amendments thereunder to occur in accordance with the provisions of this Agreement, the collateral agent or mortgagee under such other Security Document) (with the written consent of the Required Secured Creditors); provided, that (i) additional Assignors may be added as parties hereto from time to time in accordance with Section 10.12 (or the corresponding section in such other Security Document) without the consent of any other Assignor or of the Secured Creditors, (ii) Assignors may be removed as parties hereto from time to time in accordance with Section 10.8 or 10.13 (or the corresponding section in such other Security Document), without the consent of any other Assignor or of the Secured Creditors, (iii) any change, waiver, modification or variance affecting the rights and benefits of a single Class (as defined below) of Secured Creditors (and not all Secured Creditors in a like or similar manner) shall require the written consent of the Requisite Creditors (as defined below) of such affected Class, (iv) the Required Secured Creditors may agree to modifications to this Agreement (or such other Security Document) for the purpose, among other things, of securing additional extensions of credit (including, without limitation, pursuant to the DIP Credit Agreement or any refinancing or extension thereof), without obtaining any consent pursuant to preceding clause (iii), and (v) preceding clause (iii) shall not apply to any release of Collateral or any Assignor effected in accordance with the requirements of Section 10.8 or 10.13 of this Agreement (or the corresponding sections in such other Security Document), as the case may be, or any other release of Collateral or of any Assignor(s) or the termination of this Agreement (or such other Security Document), so long as the U.S. Borrower certifies that such actions will not violate the terms of any Secured Debt Agreement then in effect. For the purpose of this Agreement, the term “Class” shall mean each class of Secured Creditors, i.e., whether (x) the DIP Lender Creditors as holders of the DIP Credit Document Obligations, (y) the Other DIP Creditors as the holders of the Post Petition Hedging Obligations or (z) the Post Petition Cash Management Creditors as the holders of the Post Petition Cash Management Obligations. For the purpose of this Agreement, the term “Requisite Creditors” of any Class shall mean each of (x) with respect to the DIP Credit Document Obligations, the Required Lenders (or, to the extent provided in Section 13.12 of the DIP Credit Agreement, each of the Lenders), (y) with respect to the Post Petition Hedging Obligations, the holders of at least a majority of all Post Petition Hedging Obligations outstanding from time to time and (z) with respect to the Post Petition Cash Management Obligations, the holders of at least a majority of all Post Petition Cash Management Obligations outstanding from time to time.

10.3 Obligations Absolute. The obligations of each Assignor hereunder shall remain in full force and effect without regard to, and shall not be impaired by, (a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of such Assignor; (b) any exercise or non-exercise, or any waiver of, any right, remedy, power or privilege under or in respect of this Agreement or any other Secured Debt Agreement; or (c) any amendment to or modification of any Secured Debt Agreement or any security for any of the Obligations; whether or not such Assignor shall have notice or knowledge of any of the foregoing.

10.4 Successors and Assigns. This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect, subject to release and/or termination as set forth in Section 10.8, (ii) be binding upon each Assignor, its successors and assigns; provided, however, that no Assignor shall assign any of its rights or obligations hereunder without the prior written consent of the Collateral Agent (with the prior written consent of the Required Secured Creditors), and (iii) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent, the other Secured Creditors and their respective successors, transferees and assigns. All agreements, statements, representations and warranties made by each Assignor herein or in any certificate or other instrument delivered by such Assignor or on its behalf under this Agreement shall be considered to have been relied upon by the Secured Creditors and shall survive the execution and delivery of this Agreement and the other Secured Debt Agreements regardless of any investigation made by the Secured Creditors or on their behalf.

10.5 Headings Descriptive. The headings of the several sections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

10.6 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. SUBJECT TO THE JURISDICTION OF THE BANKRUPTCY COURT, ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH ASSIGNOR HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH ASSIGNOR HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK JURISDICTION OVER SUCH ASSIGNOR, AND AGREES NOT TO PLEAD OR CLAIM IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFORESAID COURTS THAT ANY SUCH COURT LACKS JURISDICTION OVER SUCH ASSIGNOR. EACH ASSIGNOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ANY SUCH ASSIGNOR AT ITS ADDRESS FOR NOTICES AS PROVIDED IN SECTION 10.1 ABOVE, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH ASSIGNOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SUCH SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE COLLATERAL AGENT UNDER THIS AGREEMENT, OR ANY SECURED CREDITOR, TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY ASSIGNOR IN ANY OTHER JURISDICTION.

(b) SUBJECT TO THE JURISDICTION OF THE BANKRUPTCY COURT, EACH ASSIGNOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

10.7 Assignor’s Duties. It is expressly agreed, anything herein contained to the contrary notwithstanding, that each Assignor shall remain liable to perform all of the obligations, if any, assumed by it with respect to the Collateral and the Collateral Agent shall not have any obligations or liabilities with respect to any Collateral by reason of or arising out of this Agreement, nor shall the Collateral Agent be required or obligated in any manner to perform or fulfill any of the obligations of any Assignor under or with respect to any Collateral.

10.8 Termination; Release. (a) After the Termination Date, this Agreement (or, to the extent any other Security Document requires termination or releases thereunder to occur in accordance with the provisions of this Agreement, such other Security Document) shall terminate and the security interests granted hereby shall be released automatically (provided that all indemnities set forth herein including, without limitation in Section 8.1 hereof, shall survive such termination) and the Collateral Agent (or, to the extent any other Security Document requires termination or releases thereunder to occur in accordance with the provisions of this Agreement, the collateral agent or mortgagee under such other Security Document), at the request and expense of the respective Assignor (or, to the extent any other Security Document requires termination or releases thereunder to occur in accordance with the provisions of this Agreement, the pledgor, transferor, mortgagor or other corresponding party under such other Security Document), will promptly execute and deliver to such Assignor a proper instrument or instruments (including Uniform Commercial Code termination statements on form UCC-3) acknowledging the satisfaction and termination of this Agreement, and will duly assign, transfer and deliver to such Assignor (without recourse and without any representation or warranty) such of the Collateral as may be in the possession of the Collateral Agent or any of its sub-agents hereunder and as has not theretofore been sold or otherwise applied or released pursuant to this Agreement. As used in this Agreement, “Termination Date” shall mean the date upon which all of the Commitments under the DIP Credit Agreement have been terminated, no Note under the DIP Credit Agreement is outstanding and all Loans thereunder have been repaid in full and all DIP Credit Document Obligations then due and payable have been paid in full.

(b) In the event that any part of the Collateral is sold or otherwise disposed of (to a Person other than a Credit Party) at any time prior to the time at which all DIP Credit Document Obligations have been paid in full and all Commitments under the DIP Credit Agreement have been terminated, in connection with a sale or disposition permitted by Section 10.05 of the DIP Credit Agreement or is otherwise released at the direction of the Required Lenders (or all the Lenders if required by Section 13.12 of the DIP Credit Agreement), the proceeds of such sale or disposition (or from such release) are applied in accordance with the terms of the DIP Credit Agreement, to the extent required to be so applied, such Collateral shall be automatically released from the security interest granted hereunder and the Collateral Agent (or any of its sub-agents hereunder), at the request and expense of such Assignor, will execute and deliver such documentation (including termination or partial release statements and the like in connection therewith) and assign, transfer and deliver to such Assignor (without recourse and without any representation or warranty) such of the Collateral as is then being (or has been) so sold or otherwise disposed of, or released, and as may be in the possession of the Collateral Agent and has not theretofore been released pursuant to this Agreement. Furthermore, upon the release of any U.S. Subsidiary Guarantor from the Global Subsidiaries Guaranty in accordance with the provisions thereof, such Assignor (and the Collateral at such time assigned by the respective Assignor pursuant hereto) shall be automatically released from this Agreement.

(c) At any time that an Assignor desires that the Collateral Agent take any action to acknowledge or give effect to any release of Collateral pursuant to the foregoing Section 10.8(a) or (b), such Assignor shall deliver to the Collateral Agent (and the relevant sub-agent, if any, designated hereunder) a certificate signed by a principal executive officer of such Assignor stating that the release of the respective Collateral is permitted pursuant to such Section 10.8(a) or (b). At any time that either U.S. Borrower or the respective Assignor desires that any U.S. Subsidiary Guarantor which has been released from the Global Subsidiaries Guaranty be released hereunder as provided in the penultimate sentence of Section 10.8(b), it shall deliver to the Collateral Agent a certificate signed by a principal executive officer of the U.S. Borrower and the respective Assignor stating that the release of the respective Assignor (and its Collateral) is permitted pursuant to such Section 10.8(b).

(d) The Collateral Agent shall have no liability whatsoever to any other Secured Creditor as the result of any release of Collateral by it in accordance with (or which the Collateral Agent believes to be in accordance with) this Section 10.8.

10.9 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the U.S. Borrower and the Collateral Agent.

10.10 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.11 The Collateral Agent and the other Secured Creditors. The Collateral Agent will hold in accordance with this Agreement all items of the Collateral at any time received under this Agreement. It is expressly understood and agreed that the obligations of the Collateral Agent as holder of the Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Agreement, are only those expressly set forth in this Agreement and in Section 12 of the DIP Credit Agreement. The Collateral Agent shall act hereunder on the terms and conditions set forth herein and in Section 12 of the DIP Credit Agreement.

10.12 Additional Assignors. It is understood and agreed that any U.S. Subsidiary Guarantor that desires to become an Assignor hereunder, or is required to execute a counterpart of this Agreement after the Effective Date pursuant to the requirements of the DIP Credit Agreement or any other DIP Credit Document, shall become an Assignor hereunder by executing a counterpart hereof and delivering same to the Collateral Agent, or by executing an assumption agreement in form and substance satisfactory to the Collateral Agent, (y) delivering supplements to Annexes A through F, inclusive and H through K, inclusive, hereto as are necessary to cause such Annexes to be complete and accurate with respect to such additional Assignor on such date and (z) taking all actions as specified in this Agreement as would have been taken by such Assignor had it been an original party to this Agreement, in each case with all documents required above to be delivered to the Collateral Agent and with all documents and actions required above to be taken to the reasonable satisfaction of the Collateral Agent.

10.13 Release of Assignors. If at any time all of the Equity Interests of any Assignor (or, to the extent any other Security Document requires releases thereunder to occur in accordance with the provisions of this Agreement, the pledgor, transferor, mortgagor or other corresponding party under such other Security Document) owned by the U.S. Borrower and its Subsidiaries are sold (to a person other than the U.S. Borrower or any of its Wholly-Owned Subsidiaries) in a transaction permitted pursuant to the DIP Credit Agreement (and which does not violate the terms of any other Secured Debt Agreement then in effect), then, at the request and expense of the U.S. Borrower, the respective Assignor shall be automatically released as an Assignor pursuant to this Agreement (and the Collateral Agent (or, to the extent any other Security Document requires releases thereunder to occur in accordance with the provisions of this Agreement, the collateral agent or mortgagee under such other Security Document) is authorized and directed to execute and deliver such instruments of release as are reasonably satisfactory to it). At any time that the U.S. Borrower desires that an Assignor be released from this Agreement or any other Security Document as provided in this Section 10.13, the U.S. Borrower shall deliver to the Collateral Agent a certificate signed by an officer of the U.S. Borrower stating that the release of the respective Assignor is permitted pursuant to this Section 10.13. The Collateral Agent shall have no liability whatsoever to any other Secured Creditor as a result of the release of any Assignor by it in accordance with, or which it believes to be in accordance with, this Section 10.13.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first written above.

Address:	COOPER-STANDARD HOLDINGS INC.,
39550 Orchard Hill Place Drive Novi, MI 48375 Attn: Allen J. Campbell Tel: (248) 596-5900 Fax: (248) 596-6535	as an Assignor
	By:	/s/ Timothy W. Hefferon
Name: Timothy W. Hefferon Title: V.P., General Counsel & Secretary

Address:	COOPER-STANDARD AUTOMOTIVE INC., as an Assignor
39550 Orchard Hill Place Drive Novi, MI 48375 Attn: Allen J. Campbell Tel: (248) 596-5900 Fax: (248) 596-6535
	By:	/s/ Timothy W. Hefferon
Name: Timothy W. Hefferon Title: V.P., General Counsel & Secretary

Address:	COOPER-STANDARD AUTOMOTIVE FLUID SYSTEMS MEXICO HOLDING LLC,
c/o Cooper-Standard Automotive Inc. 39550 Orchard Hill Place Drive Novi, MI 48375 Attn: Allen J. Campbell Tel: (248) 596-5900 Fax: (248) 596-6535	as an Assignor By: COOPER-STANDARD AUTOMOTIVE INC., as Sole Member
	By:	/s/ Timothy W. Hefferon
Name: Timothy W. Hefferon Title: V.P., General Counsel & Secretary

Address:	COOPER-STANDARD AUTOMOTIVE OH, LLC, as an Assignor
c/o Cooper-Standard Automotive Inc. 39550 Orchard Hill Place Drive Novi, MI 48375 Attn: Allen J. Campbell Tel: (248) 596-5900 Fax: (248) 596-6535	By: COOPER-STANDARD AUTOMOTIVE INC., as Sole Member
	By:	/s/ Timothy W. Hefferon
Name: Timothy W. Hefferon Title: V.P., General Counsel & Secretary

Address:	COOPER-STANDARD AUTOMOTIVE NC L.L.C., as an Assignor
c/o Cooper-Standard Automotive Inc. 39550 Orchard Hill Place Drive Novi, MI 483 75 Attn: Allen J. Campbell Tel: (248) 596-5900 Fax: (248) 596-6535	By: COOPER-STANDARD AUTOMOTIVE INC., as Sole Member
	By:	/s/ Timothy W. Hefferon
Name: Timothy W. Hefferon Title: V.P., General Counsel & Secretary

Address:	CSA SERVICES INC., as an Assignor
c/o Cooper-Standard Automotive Inc. 39550 Orchard Hill Place Drive Novi, MI 48375	By:	/s/ Timothy W. Hefferon
Attn: Allen J. Campbell Tel: (248) 596-5900 Fax: (248) 596-6535		Name: Timothy W. Hefferon Title: Secretary

Address:	NISCO HOLDING COMPANY, as an Assignor
c/o Cooper-Standard Automotive Inc. 39550 Orchard Hill Place Drive Novi, MI 48375	By:	/s/ Timothy W. Hefferon
Attn: Allen J. Campbell Tel: (248) 596-5900 Fax: (248) 596-6535		Name: Timothy W. Hefferon Title: Secretary

Address:	NORTH AMERICAN RUBBER, INCORPORATED, as an Assignor
c/o Cooper-Standard Automotive Inc. 39550 Orchard Hill Place Drive Novi, MI 48375	By:	/s/ Timothy W. Hefferon
Attn: Allen J. Campbell Tel: (248) 596-5900 Fax: (248) 596-6535	Name: Title:	Timothy W. Hefferon Secretary

Address:	STANTECH, INC., as an Assignor
c/o Cooper-Standard Automotive Inc. 39550 Orchard Hill Place Drive Novi, MI 48375	By:	/s/ Timothy W. Hefferon
Attn: Allen J. Campbell Tel: (248) 596-5900 Fax: (248) 596-6535	Name: Title:	Timothy W. Hefferon Secretary

Address:	STERLING INVESTMENTS COMPANY, as an Assignor
c/o Cooper-Standard Automotive Inc. 39550 Orchard Hill Place Drive Novi, MI 48375	By:	/s/ Timothy W. Hefferon
Attn: Allen J. Campbell Tel: (248) 596-5900 Fax: (248) 596-6535	Name: Title:	Timothy W. Hefferon Secretary

Address:	WESTBORN SERVICE CENTER, INC., as an Assignor
c/o Cooper-Standard Automotive Inc. 39550 Orchard Hill Place Drive Novi, MI 48375	By:	/s/ Timothy W. Hefferon
Attn: Allen J. Campbell Tel: (248) 596-5900 Fax: (248) 596-6535	Name: Title:	Timothy W. Hefferon Secretary

Address:	COOPER-STANDARD AUTOMOTIVE FHS INC., as an Assignor
c/o Cooper-Standard Automotive Inc. 39550 Orchard Hill Place Drive Novi, MI 48375	By:	/s/ Timothy W. Hefferon
Attn: Allen J. Campbell Tel: (248) 596-5900 Fax: (248) 596-6535	Name: Title:	Timothy W. Hefferon Vice President and Secretary

Accepted and Agreed to:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Collateral Agent

By:	/s/ Omayra Laucella
Name:	Omayra Laucella
Title:	Vice President

By:	/s/ Scottye Lindsey
Name:	Scottye Lindsey
Title:	Director